EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of July 19, 2007

among

PROLIANCE INTERNATIONAL, INC.,

as Borrower

CERTAIN DOMESTIC SUBSIDIARIES OF PROLIANCE INTERNATIONAL, INC.,

as Guarantors,

VARIOUS LENDERS,

SILVER POINT FINANCE, LLC,

as Administrative Agent and Lead Arranger

and

SILVER POINT FINANCE, LLC

as Collateral Agent

$100,000,000 Senior Secured Credit Facilities

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Accounting Terms	42
1.3	Interpretation, etc.	42
SECTION 2.	LOANS AND LETTERS OF CREDIT	43
2.1	Tranche A Term Loans	43
2.2	Revolving Loans	44
2.3	Issuance of Letters of Credit and Purchase of Participations Therein	45
2.4	Pro Rata Shares; Availability of Funds	49
2.5	Use of Proceeds	50
2.6	Evidence of Debt; Register; Lenders’ Books and Records; Notes	50
2.7	Interest on Loans	51
2.8	Conversion/Continuation	52
2.9	Default Interest	53
2.10	Fees	53
2.11	Scheduled Payments/Commitment Reductions	54
2.12	Voluntary Prepayments/Commitment Reductions	54
2.13	Mandatory Prepayments/Commitment Reductions	57
2.14	Application of Prepayments/Reductions	59
2.15	General Provisions Regarding Payments	62
2.16	Ratable Sharing	66
2.17	Making or Maintaining LIBOR Rate Loans	66
2.18	Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans	68
2.19	Taxes; Withholding, etc.	70
2.20	Obligation to Mitigate	73
2.21	Defaulting Lenders	73
2.22	Removal or Replacement of a Lender	74
SECTION 3.	CONDITIONS PRECEDENT	75
3.1	Closing Date	75
3.2	Conditions to Each Credit Extension	81
SECTION 4.	REPRESENTATIONS AND WARRANTIES	83
4.1	Organization; Requisite Power and Authority; Qualification	83
4.2	Capital Stock and Ownership	83
4.3	Due Authorization	83
4.4	No Conflict	84
4.5	Governmental Consents	84
4.6	Binding Obligation	84
4.7	Historical Financial Statements	84
4.8	Projections	84
4.9	No Material Adverse Change	85
4.10	No Restricted Junior Payments	85
4.11	Adverse Proceedings, etc.	85

4.12	Payment of Taxes	85
4.13	Properties	86
4.14	Environmental Matters	86
4.15	No Defaults	87
4.16	Material Contracts	87
4.17	Governmental Regulation	87
4.18	Margin Stock	87
4.19	Employee Matters	88
4.20	Employee Benefit Plans	88
4.21	Certain Fees	89
4.22	Solvency	89
4.23	Intentionally Omitted	89
4.24	Compliance with Statutes, etc.	89
4.25	Disclosure	89
4.26	Terrorism Laws	90
4.27	Insurance	90
4.28	Common Enterprise	90
4.29	Security Interest in Collateral	90
4.30	Affiliate Transactions	90
4.31	Intellectual Property	91
4.32	Permits, Etc.	91
4.33	Customers and Suppliers	91
4.34	Flood Zone	91
4.36	No Action for Winding-Up or Bankruptcy	92
SECTION 5.	AFFIRMATIVE COVENANTS	92
5.1	Financial Statements and Other Reports	92
5.2	Existence	98
5.3	Payment of Taxes and Claims	98
5.4	Maintenance of Properties	99
5.5	Insurance	99
5.6	Books and Records; Inspections	100
5.7	Lenders Meetings	100
5.8	Compliance with Laws	100
5.9	Environmental	101
5.10	Subsidiaries	103
5.11	Additional Material Real Estate Assets	104
5.12	[RESERVED]	104
5.13	Interest Rate Protection	104
5.14	Further Assurances	104
5.15	Miscellaneous Business Covenants	104
5.16	Use of Proceeds	105
5.17	Post Closing Matters	105
5.18	Dutch Parallel Debts	105
5.19	NRF Financing	107

-ii-

SECTION 6.	NEGATIVE COVENANTS	108
6.1	Indebtedness	108
6.2	Liens	110
6.3	No Further Negative Pledges	112
6.4	Restricted Junior Payments	112
6.5	Restrictions on Subsidiary Distributions	112
6.6	Investments	113
6.7	Financial Covenants	113
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	124
6.9	Disposal of Subsidiary Interests	125
6.10	Sales and Lease Backs	125
6.11	Transactions with Shareholders and Affiliates	126
6.12	Conduct of Business	126
6.13	Intentionally Omitted	126
6.14	Amendments or Waivers of Certain Contractual Obligations	126
6.15	Customers and Suppliers	126
6.16	Fiscal Year	126
6.17	Deposit Accounts	127
6.18	Amendments to Organizational Agreements	127
6.19	Prepayments of Certain Indebtedness	127
6.20	Issuance of Capital Stock	127
6.21	Affiliate Payments	127
SECTION 7.	GUARANTY	127
7.1	Guaranty of the Obligations	127
7.2	Contribution by Guarantors	128
7.3	Payment by Guarantors	128
7.4	Liability of Guarantors Absolute	129
7.5	Waivers by Guarantors	130
7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	131
7.7	Subordination of Other Obligations	132
7.8	Continuing Guaranty	132
7.9	Authority of Guarantors or Borrower	132
7.10	Financial Condition of Borrower	132
7.11	Bankruptcy, etc.	133
7.12	Discharge of Guaranty Upon Sale of Guarantor	133
7.13	Taxes	133
SECTION 8.	EVENTS OF DEFAULT	134
8.1	Events of Default	134
SECTION 9.	AGENTS	137
9.1	Appointment of Agents	137
9.2	Powers and Duties	138
9.3	General Immunity	138
9.4	Agents Entitled to Act as Lender	139
9.5	Lenders’ Representations, Warranties and Acknowledgment	140

-iii-

9.6	Right to Indemnity	140
9.7	Successor Administrative Agent	141
9.8	Collateral Matters, Collateral Documents and Guaranty	142
9.9	Posting of Approved Electronic Communications	144
9.10	Proofs of Claim	145
9.11	Agents and Arrangers	146
SECTION 10.	MISCELLANEOUS	146
10.1	Notices	146
10.2	Expenses	146
10.3	Indemnity	147
10.4	Set Off	148
10.5	Amendments and Waivers	148
10.6	Successors and Assigns; Participations	150
10.7	Special Purpose Funding Vehicles	153
10.8	Independence of Covenants	154
10.9	Survival of Representations, Warranties and Agreements	154
10.10	No Waiver; Remedies Cumulative	154
10.11	Marshalling; Payments Set Aside	154
10.12	Severability	155
10.13	Obligations Several; Independent Nature of Lenders’ Rights	155
10.14	Headings	155
10.15	APPLICABLE LAW	155
10.16	CONSENT TO JURISDICTION	155
10.17	WAIVER OF JURY TRIAL	156
10.18	Confidentiality	156
10.19	Usury Savings Clause	157
10.20	Counterparts	158
10.21	Effectiveness	158
10.22	Patriot Act	158
10.23	Disclosure	158
10.24	Appointment for Perfection	158
10.25	Advertising and Publicity	158
10.26	Power of Attorney	159

-iv-

APPENDICES:	A-1	Tranche A Term Loan Commitments
	A-2	Revolving A Commitments
	A-3	Revolving B Commitments
	B	Notice Addresses

SCHEDULES:	1.1(b)	Existing Letters of Credit
	1.1(c)	Certain Eligible Accounts
	1.1(d)	Customer Agreements
	3.1(g)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	4.19	Employee Matters
	4.27	Insurance
	4.30	Affiliate Transactions
	4.31	Intellectual Property
	4.35	Operating Leases
	5.17	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions
EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Tranche A Term Loan Note
	B-2	Revolving A Loan Note
	B-3	Revolving B Loan Note
	C	Compliance Certificate
	D	[RESERVED]
	E	Assignment Agreement
	F	Certificate Regarding Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Consent and Subordination Agreement
	L	Borrowing Base Certificate
	M	Bailee’s Letter
	O	Landlord Consent and Estoppel

-v-

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of July 19, 2007, is entered into by and among PROLIANCE INTERNATIONAL, INC., a Delaware corporation (“Holdings” and “Borrower”), and CERTAIN DOMESTIC SUBSIDIARIES OF HOLDINGS, as guarantors (“Guarantors”), the lenders party hereto from time to time (collectively, “Lenders”) SILVER POINT FINANCE, LLC (“Silver Point”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”) and as lead arranger (in such capacity, the “Lead Arranger”) and SILVER POINT FINANCE, LLC as collateral agent for the Lenders (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate principal amount not to exceed $100,000,000, consisting of (a) $50,000,000 aggregate principal amount of Tranche A Term Loans to be made to the Borrower, (b) up to $25,000,000 aggregate principal amount of Revolving A Commitments to be made to the Borrower, which will include a $7,500,000 subfacility for the issuance of Letters of Credit, and (c) up to $25,000,000 aggregate principal amount of Revolving B Commitments to be made to the Borrower, the proceeds of which shall be used to (i) repay the Existing Indebtedness, (ii) finance the working capital needs and general corporate purposes of Holdings and its Subsidiaries, and (iii) pay fees and expenses associated with the transactions contemplated by this Agreement and the refinancing of the Existing Indebtedness. The Letters of Credit will be used for general working capital purposes.

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and sixty-five percent (65%) of all the Capital Stock of each of its first-tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the Obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their Domestic Subsidiaries and sixty-five percent (65%) of all the Capital Stock of each of their first-tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account(s)” means any account or Account as defined under the UCC.

“Account Debtor” means each Person who is in any way obligated on or in connection with any Account.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (A) three percent (3.0%) per annum and (B) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of one-sixteenth of one percent (1/16 of 1%)) (i) (a) the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date as determined by Administrative Agent in accordance with its customary practices, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Credit Parties shall make all payments to Administrative Agent for the benefit of Agents and Lenders holding the Tranche A Term Loans under this Agreement and the other Credit Documents.

“Administrative Agent Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged by the Administrative Agent with all Tranche A Term Loans made to, and all other Obligations with respect to the Tranche A Term Loans incurred by, the Borrower.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator whether pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall any Agent, Borrowing Base Agent or Lender be considered an “Affiliate” of any Credit Party.

“Agent” means (i) each of Administrative Agent and Collateral Agent, and (ii) solely with respect to Section 9, each of Administrative Agent, Borrowing Base Agent and Collateral Agent.

“Agent Advances” as defined in Section 9.8(c).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of July 19, 2007, as it may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.

“Annualized Basis” means with respect to calculating an amount (i) for the third fiscal quarter ending on September 30, 2007, such amount for the first three fiscal quarters times four-thirds (4/3), and (ii) for the fourth fiscal quarter ending on December 31, 2007 and each period thereafter, such amount for the four consecutive fiscal quarters then ending; provided, that for the purposes of Section 6.7(a), with respect to the six (6) months ending September 30, 2007, “Annualized Basis” shall mean such amount for the last six months times two (2).

“Applicable Margin” means (i) with respect to Term Loans and Revolving Loans that are LIBOR Rate Loans, a percentage, per annum, equal to four and three-quarters percent (4.75%) and (ii) with respect to Term Loans and Revolving Loans that are Base Rate Loans, a percentage, per annum equal to three and three-quarters percent (3.75%).

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Holdings’ Subsidiaries, other than inventory sold or leased in the ordinary course of business and or receivables sold pursuant to a Customer Agreement in the ordinary course of business.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Attributable Debt” means as of the date of determination thereof, without duplication, the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer or treasurer, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Availability” means, as of any date of determination, the amount equal to the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base, minus the sum of (x) the aggregate outstanding principal amount of all Revolving Loans, and (y) the Letter of Credit Usage.

“Bailee’s Letter” means a Bailee Letter substantially in the form of Exhibit M with such amendments or modifications as may be reasonably approved by Collateral Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (A) four percent (4.0%) per annum and (B) the greater of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Borrowing Base Agent, Lender and Lender Counterparty.

“Book Value” means, with respect to any Inventory of any Person, the lower of (i) cost (as reflected in the general ledger of such Person before customary (but not extraordinary) reserves established by such Person in good faith and in accordance with GAAP) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first-in first-out basis.

“Borrowing Base” means, at any time, the difference between (i) the sum of (A) up to seventy-eight and one half percent (78.5%) of the value of the Net Amount of Eligible Accounts of Borrower (excluding the Eligible Accounts that were Eligible Accounts of the former Ready Aire, Inc. subsidiary of the Borrower) at such time less the amount, if any, of the Dilution Reserve, plus (B) up to seventy-five percent (75%) of the value of the Net Amount of Eligible Accounts of Borrower that are determined to be Eligible Accounts of the former Ready Aire, Inc. subsidiary of the Borrower at such time less the amount, if any, of the Dilution Reserve, plus (C) the sum of (1) the lesser of (a) the sum of (x) up to thirty percent (30%) of the Book Value of the Eligible Inventory of Borrower that are determined to be Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower consisting of finished goods at such time and (y) up to fifty-one percent (51%) of the Book Value of the Eligible Inventory of Borrower (excluding the Eligible Inventory that were Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower) consisting of finished goods at such time and (b) 80% of the net orderly liquidation value of such Eligible Inventory consisting of finished goods calculated during the Borrower’s low selling season, as set forth in the most recent Inventory appraisal obtained by the Administrative Agent, and (2) the lesser of (a) the sum of (x) up to twenty-one percent (21%) of the Book Value of the Eligible Inventory of Borrower that is determined to be Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower consisting of raw materials at such time and (y) up to thirty-five percent (35%) of the Book Value of the Eligible Inventory of Borrower (excluding the Eligible Inventory that is Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower) consisting of raw materials at such time and (b) 80% of the net orderly liquidation value of such Eligible Inventory consisting of raw materials calculated during the Borrower’s low selling season, as set forth in the most recent Inventory appraisal obtained by the Administrative Agent, and (ii) the sum of (A) $30,000,000 and (B) such reserves (other than the Dilution Reserve) as the Administrative Agent or the Borrowing Base Agent may deem appropriate in the exercise of their reasonable business judgment, including, without limitation any reserves or other adjustments established by the Borrowing Base Agent or the Administrative Agent on the basis of any collateral audits conducted hereunder. In the event that the Administrative Agent or the Borrowing Base Agent, at any time in their sole discretion, determines that the Dollar amount of Eligible Accounts collectable by Borrower is reduced or diluted as a result of discounts or rebates granted by Borrower to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as the Administrative Agent or the Borrowing Base Agent reasonably deems applicable, the Administrative Agent or the Borrowing Base Agent may, in their sole discretion, in the absence of a Default or an Event of Default, upon five (5) business days’ prior written notice to Borrower, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Administrative Agent or the Borrowing Base Agent in their reasonable credit judgment.

“Borrowing Base Agent” means Wachovia Capital Finance Corporation (New England), a Massachusetts corporation, in its capacity as borrowing base agent, together with its permitted successors and assigns in accordance with Section 9.7.

“Borrowing Base Agent’s Account” means an account at a bank designated by Borrowing Base Agent from time to time as the account into which Credit Parties shall make all payments to Borrowing Base Agent for the benefit of Agents, Borrowing Base Agent and Lenders holding Revolving Loans under this Agreement and the other Credit Documents.

“Borrowing Base Agent Loan Account” means an account maintained hereunder by the Borrowing Base Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged by the Borrowing Base Agent with all Revolving Loans made to, and all other Obligations with respect to the Revolving Loans incurred by, the Borrower.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 5.1(q), substantially in the form of Exhibit L.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Trade Secrets” as defined in Section 4.31.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (iv) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; and (vi) shares of any money market mutual fund that (a) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a Certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired, directly or indirectly, beneficial or of record ownership of thirty percent (30%) or more on a fully diluted basis of the voting and/or economic interest in the outstanding Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the outstanding Capital Stock of each of its Subsidiaries; or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date, or (b) were nominated for election or appointed by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche A Term Loan Exposure; (b) Lenders having Revolving A Exposure; and (c) Lenders having Revolving B Exposure and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche A Term Loans; (b) Revolving A Loans, and (c) Revolving B Loans.

“Closing Date” means the date on which the Tranche A Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(g).

“Collateral” means, collectively, all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents or any other Credit Documents as security for the Obligations.

“Collateral Access Agreement” means any Landlord Collateral Access Agreements, Bailee Letters, or any other agreement, acknowledgement or certificate in form and substance reasonably satisfactory to the Agents and the Borrowing Base Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor, converter facility or other bailee of Inventory or other property owned by the Holdings or any of its Subsidiaries, acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, in the case of any such agreement with a mortgagee or lessor, permits the Collateral Agent reasonable access to and the use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Holdings Pledge Agreement, the Intercreditor Agreement, the Mortgages, any Collateral Access Agreements, and the Collateral Questionnaire, and all other acknowledgments, certificates, control agreements, financing statements, instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Collateral Questionnaire” means a perfection certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Revolving A Commitment, Revolving B Commitment, or Tranche A Term Loan Commitment.

“Communications” as defined in Section 9.9(a).

“Compliance Certificate” means a Compliance certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for any Person and its Subsidiaries on a consolidated basis equal to:

(i) the sum, without duplication, of the amounts for such period of:

(a) Consolidated Net Income, plus

(b) Consolidated Interest Expense, plus

(c) provisions for taxes based on income, plus

(d) total depreciation expense, plus

(e) total amortization of deferred issuance costs, plus

(f) net losses from the sale or exchange of capital assets, plus

(g) total amortization expense, plus

(h) one-time Cash charges not to exceed $250,000 for each of the quarters ending September 30, 2007 and December 31, 2007, for an aggregate of $500,000 for fiscal year 2007, plus

(i) debt extinguishment costs for fiscal year 2007 not to exceed (1) cash costs of $925,000 in the aggregate and (ii) non-cash costs of $1,105,000 in the aggregate;

(j) solely when calculating Consolidated Adjusted EBITDA for a quarterly period, one-time cash charges of $2,500,000 for each of the quarters ending September 30, 2007 and December 31, 2007, for an aggregate of $5,000,000 for fiscal year 2007; provided that such amounts shall only be included, if, in each case, (i) before such Cash outlay, such restructuring initiative has been approved by the Requisite Lenders in their reasonable business judgment, (ii) for the preceding four (4) Fridays before the testing of the financial covenants set forth in Section 6.7, the average Availability over such four (4) Fridays calculated on a pro-forma basis after giving effect to such restructuring charges was not less than $5,500,000 and (iii) for the succeeding three (3) month period after the testing of such financial covenants in Section 6.7, the Availability calculated on a pro-forma basis after giving effect to such restructuring charges at the end of each month during such period shall be at least $5,500,000 (which shall be calculated based upon 1 (one) actual month due to the delayed testing of such financial covenants and two (2) months of forecasted Availability, which such forecast shall be reasonably satisfactory to the Administrative Agent); provided, that in the case of either quarter ending September 30, 2007 and December 31, 2007, if the Availability tests set forth in sub-clauses (ii) and (iii) above would be met by adding back one-time charges less than $2,500,000, such amount of such one-time charges that are less than $2,500,000 that satisfy the Availability tests shall be permitted to be included, plus

(k) solely when calculating Consolidated Adjusted EBITDA for a monthly period, one-time cash charges of $1,500,000 for each of the months ending July 31, 2007, August 31, 2007, September 30, 2007, October 31, 2007, November 30, 2007 and December 31, 2007, but not to exceed an aggregate of $5,000,000 for fiscal year 2007 and not to exceed an aggregate of $2,500,000 for each of the quarters ending September 30, 2007 and December 31, 2007; provided that such amounts shall only be included, if, in each case, (i) before such Cash outlay, such restructuring initiative has been approved by the Requisite Lenders in their reasonable business judgment, (ii) for the preceding four (4) Fridays before the testing of the financial covenants set forth in Section 6.7, the average Availability over such four (4) Fridays calculated on a pro-forma basis after giving effect to such restructuring charges was not less than $5,500,000; provided, that in the case of any such month, if the Availability tests set forth in sub-clause (ii) above would be met by adding back one-time charges less than $1,500,000, such amount of such one-time charges that are less than $1,500,000 (but not more than $5,000,000 in the aggregate for fiscal year 2007 and not more than $2,500,000 in the aggregate for each of the quarters ending September 30, 2007 and December 31, 2007) that satisfy the Availability tests shall be permitted to be included, plus

(l) other non-Cash items reducing Consolidated Net Income (excluding any items related to Inventory and Accounts and any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus

(ii) the sum, without duplication, of the amounts for such period of:

(a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(b) interest income, plus

(c) income tax credits, plus

(d) net gain from the sale or exchange of capital assets;

in each case, determined in accordance with GAAP (calculated on an Annualized Basis with respect to Sections 6.7(a) and 6.7(f)).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of any Person and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (excluding the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of any Person and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

“Consolidated Current Assets” means, as at any date of determination, the total assets of any Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP after deducting any appropriate and adequate reserves therefor in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of any Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt including the outstanding Revolving Loans.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for any Person and its Subsidiaries on a consolidated basis equal to:

(i)	the sum, without duplication, of the amounts for such period of:

(a) Consolidated Adjusted EBITDA, plus

(b) interest income, plus

(c) other non-ordinary course income, minus

(ii)	the sum, without duplication, of the amounts for such period of:
(a)

voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of any revolving credit indebtedness except to the extent the obligation of the relevant lenders to make such revolving credit available is permanently reduced or terminated in connection with such repayments, to the extent of such reduction or termination), plus

(b)	Consolidated Capital Expenditures made in cash; plus
(c)	Consolidated Cash Interest Expense, plus
(d)	provisions for current taxes based on income of any Person and its Subsidiaries and payable in cash with respect to such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for any Person and its Subsidiaries on a consolidated basis equal to:

(i)	Consolidated Cash Interest Expense, plus
(ii)	scheduled payments of principal on Consolidated Total Debt, plus
(iii)	Consolidated Capital Expenditures, plus
(iv)	dividends or distributions paid in cash, plus

(v)	the portion of taxes based on income actually paid in cash and provisions for cash income taxes, plus
(vi)	all distributions to such Person in excess of amounts distributed for taxes, plus
(vii)	all cash payments related to past non-cash expenses and losses, including, with respect to the litigation between the Borrower and Paul S. Wilhide, the cash payments in excess of $1,250,000,

as each of the foregoing is made during such period in conformity with GAAP (calculated on an Annualized Basis with respect to Sections 6.7(a) and 6.7(f)).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of any Person and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including interest and fees paid under the Customer Agreements and all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period: the net income (or loss) of any Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus the sum of:

(a) the income (or loss) of any Person (other than a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any Person or any of its Subsidiaries by such Person during such period, plus

(b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus

(c) the income of any Subsidiary of any Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(d) any returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, without duplication, as at any date of determination: the difference between (1) the aggregate amount of all Indebtedness of any Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (2) (i) for Fiscal Year 2007, the amount of the cash restructuring charges at any date of determination actually incurred that are permitted to be included pursuant to clauses (i)(i), (i)(h) and (i)(j) of the definition of “Consolidated Adjusted EBITDA”, and (ii) for all other periods, $0.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Intercompany Subordination Agreement, the Flow of Funds Agreement, any Letter of Credit Applications, all documents, instruments and agreements relating to L/C Funding Support, including any reimbursement agreements or other documents or certificates executed by Holdings in favor of Issuing Bank relating to Letters of Credit and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Borrowing Base Agent, Issuing Bank or any Lender in connection herewith.

“Credit Extension” means the making, conversion or continuance of a Loan or the issuance, amendment, extension or renewal of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, Borrowing Base Agent, Issuing Bank or any Lender, Lender Counterparty or any representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Customer Agreement” means an agreement between Borrower and one of its vendors, pursuant to which Borrower sells certain of its Accounts to such vendor, provided that such Agreement is either (i) listed as in effect on the date of this Agreement on Schedule 1.1(d) hereto or (ii) has been accepted in writing by the Collateral Agent.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dilution” means a percentage, based upon the experience during a period determined by the Administrative Agent or the Borrowing Base Agent in its reasonable business judgment, that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, warranty claims, advertising allowances, credits, or other dilutive items with respect to the Borrower’s Accounts during such period, by (b) the Borrower’s billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the Final Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Final Maturity Date, (e) does not provide that any claims of any holder of such Capital Stock may have against Holdings or any other Credit Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner reasonably satisfactory to Administrative Agent, (f) provides the holders of such Capital Stock thereof with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement. As used in this definition “Final Maturity Date” means July 19, 2012.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Parallel Debt” means, with respect to an Underlying Debt (and subject to Section 5.18 (Fall-Back)), an obligation to pay the Collateral Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Eligible Account” means an Account which has been included in a Borrowing Base Certificate as an Eligible Account to determine the Borrowing Base, and as to which Account, unless otherwise approved by Administrative Agent and the Borrowing Base Agent in their sole discretion, the following is true and accurate as of the time it was utilized to determine the Borrowing Base:

(i) such Account arose in the ordinary course of the business of Holdings out of either (a) a bona fide sale of Inventory by Holdings, and in such case such Inventory has in fact been shipped to the appropriate Account Debtor or the sale has otherwise been consummated in accordance with such order, or (b) services performed by Holdings under an enforceable contract (written or oral), and in such case such services have in fact been performed for the appropriate Account Debtor in accordance with such contract;

(ii) such Account represents a legally valid and enforceable claim which is due and owing to Holdings by such Account Debtor and for at least such amount as is represented by Holdings to Borrowing Base Agent in the applicable Borrowing Base Certificate;

(iii) such Account is evidenced by an invoice dated not later than the date of shipment of the related Inventory or the performance of the services, or other evidence of billing reasonably acceptable to Administrative Agent and Borrowing Base Agent giving rise to such Account and it is not owing more than one hundred and twenty (120) days after the date of the invoice corresponding to such Account (or, in the case of an Account owing to Holdings by Autozone, Inc., Advance Auto Parts, CSK Parts, Pep Boys, NAPA

and Ozark O’Reilly, one hundred and fifty (150) days after the date of the invoice corresponding to such Account);

(iv) the unpaid balance of such Account as represented by Holdings to Borrowing Base Agent in the applicable Borrowing Base Certificate is not subject to any defense, counterclaim, setoff, contra account, credit, allowance or adjustment actually known to Holdings or asserted by the Account Debtor because of returned, rejected, repossessed, disputed, inferior or damaged Inventory or services, or for any other reason;

(v) the transactions resulting in the creation of such Account comply with all applicable local, state and Federal laws and regulations of the jurisdiction in which such Account was created where the failure to comply therewith could reasonably be expected to impair the collectibility of such Account;

(vi) such Accounts do not represent a right to receive progress payments and other advance billings that are due prior to the completion of performance by Holdings of the subject contract for goods or services;

(vii) such Account does not arise in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(viii) such Account is lawfully owned by Holdings free and clear of any Lien other than the Lien in favor of Collateral Agent for the benefit of Agents, Borrowing Base Agent and Lenders granted pursuant to the Collateral Documents or any Lien described in clause (n) of Section 6.2 and otherwise continues to be in full conformity with all representations and warranties made by Holdings to Agents, Borrowing Base Agent and Lenders with respect thereto in the Credit Documents;

(ix) such Account is not owing by an Account Debtor who, as of the date of determination, has failed to pay fifty percent (50%) or more of the aggregate amount of its Accounts owing to Holdings within one hundred and twenty (120) days since the original invoice dates (or, in the case of an Account owing to Holdings by Autozone, Inc., Advance Auto Parts, CSK Parts, Pep Boys, NAPA and Ozark O’Reilly, one hundred and fifty (150) days since the original invoice date corresponding to such Account);

(x) such Account is unconditionally payable in Dollars or in Canadian Dollars (in an aggregate amount of Canadian Dollars not to exceed $500,000) and is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as has been endorsed and delivered by Holdings pursuant to or in accordance with the Collateral Documents or this Agreement on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(xi) Holdings has not received, with respect to such Account, any notice of the death of any general partner of the related Account Debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, creditors meeting of the related Account Debtor for the purposes of obtaining any financial concession or accommodation, appointment of a receiver or trustee for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

(xii) the Account Debtor on such Account is not:

(a) an Affiliate of Holdings or any of its Subsidiaries;

(b) unless Holdings has complied with the provisions of the Federal Assignment of Claims Act, the United States of America or any department, agency, or instrumentality thereof;

(c) a Person who is formed under the laws of a jurisdiction outside of the United States or, with respect to Accounts not exceeding $500,000 in the aggregate, Canada, unless such Account is secured by a letter of credit or a guaranty issued by a bank reasonably acceptable to Administrative Agent and Borrowing Base Agent and in form and substance acceptable to Administrative Agent and Borrowing Base Agent, in the exercise of their reasonable credit judgment;

(d) an individual; or

(e) a supplier to or creditor of a Credit Party, unless such Account Debtor has executed a no-offset letter satisfactory to Administrative Agent and Borrowing Base Agent;

(xiii) such Account satisfies any other eligibility criteria established from time to time by Administrative Agent and the Borrowing Base Agent at the direction or with the concurrence of the Requisite Lenders, all in accordance with ordinary and customary lending standards, as reasonably determined by them;

(xiv) such Account is not subject to collection by an outside claims processor;

(xv) except as otherwise set forth on Schedule 1.1(c), the otherwise Eligible Accounts of any Account Debtor do not exceed 10% of all Eligible Accounts, provided, that such percentage as applied to a particular Account Debtor and its Affiliates is subject to reduction by Administrative Agent and Borrowing Base Agent in their reasonable business judgment if the creditworthiness of such Account Debtor deteriorates; and

(xvi) it is not owing by an Account Debtor the continued collectability of whose obligations Administrative Agent and Borrowing Base Agent shall have determined, acting in the exercise of its reasonable credit judgment, have become materially impaired and Administrative Agent or Borrowing Base Agent shall have notified Holdings are thus not deemed to constitute Eligible Accounts.

Any Account which is at any time an Eligible Account but which fails to meet any of the foregoing requirements at a subsequent date of determination, shall immediately cease to be an Eligible Account for so long as it does not meet any of the foregoing requirements;

provided, that such requirements may be revised from time to time by Administrative Agent or the Borrowing Base Agent in the exercise of its reasonable business judgment to address the results of any audits performed by Agents or Borrowing Base Agent after the Closing Date. Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Holdings.

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments, (a) any Lender with Revolving Exposure or any Affiliate (other than a natural person) of any Lender with Revolving Exposure, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, and (ii) in the case of the Tranche A Term Loans, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, that neither Holdings nor any Affiliate of Holdings shall, in any event, be an Eligible Assignee.

“Eligible Inventory” means Inventory consisting of all finished goods and raw materials of Holdings which meets each of the following requirements:

(i) it is lawfully owned by Holdings free and clear of any Lien other than the Lien in favor of Collateral Agent for the benefit of Agents, Borrowing Base Agent and Lenders granted pursuant to the Collateral Documents or any Lien described in clauses (c), (l) and (n) of Section 6.2 and otherwise continues to be in full conformity with all representations and warranties made by Holdings to Agents, Borrowing Base Agent and Lenders with respect thereto in the Credit Documents;

(ii) it was acquired in the ordinary course of business of Holdings, does not represent damaged, obsolete or unsaleable goods and may be lawfully sold;

(iii) it is in the possession and control of Holdings and it is stored and held in facilities owned by Holdings or, if such facilities are not so owned, Collateral Agent is in possession of a Collateral Access Agreement;

(iv) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(v) it is located in (x) the United States or in any territory or possession of the United States that has adopted Article 9 of the UCC or (y) Canada, only to the extent the

Collateral Agent has perfected its security interest in, and obtained any Collateral Access Agreement required by the Collateral Agent with respect to such Inventory located in Canada;

(vi) it is not “in transit” to Holdings or held or acquired by Holdings on consignment other than Inventory (A) in transit between one United States location of Holdings to another United States location of Holdings and (B) in transit to a Person party to a Collateral Access Agreement;

(vii) it is not tooling;

(viii) no Account or document of title has been created or issued with respect to it;

(ix) it does not consist of goods that are slow moving (which for purposes of this Agreement, shall mean goods that will not be sold within 24 months based on the last 24 months of sales of such good, but shall exclude any new goods that have been available for sale for less than 24 months as determined in Administrative Agent’s and Borrowing Base Agent’s reasonable discretion), supplies or goods that constitute spare parts, packaging and shipping materials, bill and hold goods or defective goods;

(x) it is not work in process;

(xi) it is not capitalized expenses constituting Inventory; and

(xii) Administrative Agent or Borrowing Base Agent shall not have determined in its reasonable credit judgment, that such Inventory is no longer saleable to its intended purchasers.

Inventory which is at any time Eligible Inventory but which fails to meet any of the foregoing requirements at a subsequent date of determination shall forthwith cease to be Eligible Inventory for so long as it does not meet any of the foregoing requirement; provided, that such requirements may be revised from time to time by Administrative Agent or Borrowing Base Agent in the exercise of its reasonable business judgment to address the results of any appraisals or audits performed by Agents or Borrowing Base Agent after the Closing Date.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, Federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities imposing liability or establishing standards of conduct for or relating to (i) human health and safety, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the imposition of liability on Holdings, any of its Subsidiaries, or any of their respective ERISA Affiliates with respect to the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the imposition of material liability with respect to any claim (other than routine claims for benefits or claims covered by insurance) against any Employee Benefit Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xii) the imposition of any material liability under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates; or (xiii) any other event or condition with respect to a Pension Plan or Multiemployer Plan that could reasonably be expected to result in material liability of Holdings.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Documents” means that certain Amended and Restated Loan and Security Agreement dated as of February 28, 2007, by and among the financial institutions party thereto as lenders, Holdings, as borrower, Guarantors, as guarantors, and Wachovia Capital Finance Corporation (New England), as agent, together with all related Loan Documents (as such term is defined therein), all as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under the Existing Credit Documents.

“Extraordinary Receipts” means any cash received by or paid to or for the account of Holdings or any of it Subsidiaries not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance

(excluding, however, any Net Asset Sale Proceeds which are subject to Section 2.13(a) and any Net Insurance/Condemnation Proceeds which are subject to Section 2.13(b)).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for the day of such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated the date hereof between Borrower and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments; provided, that with respect to the certification delivered in connection with Section 5.1(a), such certificate shall be qualified to the knowledge of the chief financial officer.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is a valid, legal and enforceable Lien having priority over all other Liens to which such Collateral is or may become subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means (a) the fiscal year of Holdings and its Subsidiaries (other than NRF) ending on December 31 of each calendar year and (b) the fiscal year of NRF ending on November 30 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, taken as a single accounting period, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of the Closing Date, duly executed by each Credit Party, each Agent, Borrowing Base Agent, each Lender and any other person party thereto, in form and substance reasonably satisfactory to the Agents, in connection with the disbursement of Loan proceeds in accordance with Section 2.5 of this Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” as defined in Section 2.21.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any Governmental Authority.

“Governmental Authority” means any Federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” as defined in Section 10.7.

“Grantor” as defined in the Pledge and Security Agreement.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guaranteed Obligations” means as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic under Environmental Law including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any Remedial Action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) (a) the audited financial statements of (x) Holdings and its Subsidiaries, (y) NRF and its Subsidiaries and (b) the “fiscal opinion” in respect of Proliance International de Mexico SA de CV, in each case, for the Fiscal Year ended December 31, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders equity and cash flows for such Fiscal Year and (ii) for the interim period from January 1, 2007 to the Closing Date, internally prepared, unaudited financial statements of (a) Holdings and its Subsidiaries, (b) Holdings and its

Domestic Subsidiaries and Proliance International de Mexico SA de CV, (c) NRF and its Subsidiaries, and (d) Holdings’ Mexican Subsidiaries, in each case, consisting of a balance sheet and the related consolidated statements of income, cash flows for each fiscal quarterly period completed prior to forty-six (46) days before the Closing Date and for each fiscal month completed prior to thirty-one (31) days prior to the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings to the effect that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries; NRF and its Subsidiaries and Holdings’ Mexican Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Holdings” as defined in the preamble hereto.

“Holdings Pledge Agreement” means the pledge of shares agreement governed by the laws of The Netherlands, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which Aftermarket Delaware Corporation pledges 65% of its equity interests in NRF to the Collateral Agent, for the benefit of the Agents, Borrowing Base Agent and the Lenders.

“Increased Cost Lender” as defined in Section 2.22.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than six (6) months that are not overdue by more than (1) sixty (60) days or (2) ninety (90) days in an aggregate amount not to exceed $2,500,000) which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all net liabilities of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any other Currency Agreement, whether entered into for hedging or speculative purposes (it being understood that any such liabilities shall be excluded from the calculation of any financial covenants under any Credit Documents); (xii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person and (xii) all Attributable Debt of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person. Any intercompany Indebtedness among the Credit Parties shall be excluded from the calculation of any financial covenants under the Credit Documents.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter or proposal letter delivered by any Lender to Holdings with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other national, state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Credit Parties and their Subsidiaries in favor of the Collateral Agent for the benefit of the Agents, Borrowing Base Agent and the Lenders.

“Intercreditor Agreement” means an Intercreditor Agreement, dated as of the date hereof, by and among the Credit Parties, the Collateral Agent and Enterex Industrial Co., Ltd., in form and substance satisfactory to the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan (provided, however, that, in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period);

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one (1), two (2), three (3) months or six (6) months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Tranche A Term Loans shall extend beyond such Tranche A Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Control Event” means a material weakness in, or fraud that involves management of Holdings, which fraud has a material effect on Holdings’ internal controls over public reporting, in each case as described in the Securities Laws.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and Accounts from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means Wachovia Bank, National Association or, if Wachovia Bank, National Association is no longer the Issuing Bank, any financial institution designated by the Administrative Agent to issue Letters of Credit, in each case together with its permitted successors and assigns in such capacity, and the term “Issuing Bank” in each such instance, shall mean the Issuing Bank with respect to such Letter of Credit.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Collateral Access Agreement” means a Landlord Consent and Subordination Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel substantially in the form of Exhibit O with such amendments or modifications as may be approved by Collateral Agent.

“L/C Funding Support” means any reimbursement arrangement, guaranty, cash collateral arrangement or other credit support provided by Administrative Agent to an Issuing Bank in respect of any Letter of Credit issued for the benefit of Borrower.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into an Interest Rate Agreement, ceases to be a Lender).

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank for the benefit of Borrower, including, without limitation, the existing letters of credit under the Existing Credit Documents. Schedule 1.1(b) hereto contains a list of all letters of credit outstanding on the Closing Date pursuant to the Existing Credit Documents. For the period from and after the Closing Date, each such letter of credit, including any extension or renewal thereof shall constitute a “Letter of Credit” issued for the account of Borrower, for all purposes of this Agreement, including, without limitation, calculations of Availability, the Borrowing Base, Letter of Credit fees, and Letter of Credit Usage.

“Letter of Credit Application” as defined in Section 2.3(a).

“Letter of Credit Sublimit” means the lesser of (i) $7,500,000, and (ii) the aggregate unused amount of the Revolving A Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination and without duplication, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank the repayment of which shall not, at such time, have been funded with a drawing of a Revolving Loan.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Tranche A Term Loan, a Revolving A Loan and a Revolving B Loan.

“Make-Whole Amount” means (i) at any time on or prior to the date that is 12 months from Closing Date, an amount, in addition to the principal repaid, equal to the sum of (A) the present value at such time of all required interest payments on the portion of the Tranche A Term Loan prepaid and the amount of the reduction of the Revolving Commitments or all of the Revolving Commitments in the case of a termination of such commitments (assuming that the applicable interest rate is the then current one month Adjusted LIBOR Rate plus the then effective Applicable Margin, and assuming in the case of a reduction or termination of the Revolving Commitments that the portion of the Revolving Commitments that was reduced or terminated was to be fully funded up until the date that is 12 months after the Closing Date ) due thereon through the date that is 12 months after the Closing Date computed using a discount rate equal to the then current one month Adjusted LIBOR Rate plus (B) the lesser of (x) the present value at such time of 5% of the principal amount of the Tranche A Term Loan so prepaid and the amount of the reduction of the Revolving Commitments, or all of the Revolving Commitments in the case of a termination of such commitments, computed using a discount rate equal to the then current one month Adjusted LIBOR Rate and (y) the present value at such time of all required interest payments on the portion of the Tranche A Term Loan prepaid and the amount of the reduction of the Revolving Commitments, or all of the Revolving Commitments in the case of a termination of such commitments (assuming that the applicable interest rate is the then current one month Adjusted LIBOR Rate plus the then effective Applicable Margin, and assuming in the case of a reduction or termination of the Revolving Commitments that the portion of the Revolving Commitments that was reduced or terminated was to be fully funded up until the date that is 60 months after the Closing Date) due thereon through the date that is 60 months after the Closing Date computed using a discount rate equal to the then current one month Adjusted LIBOR Rate; and (ii) at any time after the date that is 12 months from Closing Date, an amount, in addition to the principal repaid, equal to the present value at such time of all required interest payments on the portion of the Tranche A Term Loan prepaid and the amount of the reduction of the Revolving Commitments, or all of the Revolving Commitments in the case of a termination of such commitments (assuming that the applicable interest rate is the then current one month Adjusted LIBOR Rate plus the then effective Applicable Margin, and assuming in the case of a reduction or termination of the Revolving Commitments that the portion of the Revolving Commitments that was reduced or terminated was to be fully funded up until the date that is 60 months after the Closing Date ) due thereon through the date that is 60 months after the Closing Date computed using a discount rate equal to the then current one month Adjusted LIBOR Rate.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, properties, assets, condition (financial or otherwise), or liabilities of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a

Credit Document to which it is a party; (iv) Collateral having an aggregate fair market value in excess of $250,000 or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral having an aggregate fair market value in excess of $250,000 or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent, Borrowing Base Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means, collectively, (i) any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, and (ii) any agreement or instrument evidencing or governing Indebtedness, including, in any event each contract or agreement to which Holdings or any of its Subsidiaries is a party involving aggregate consideration payable to or by Holdings or such Subsidiary of $250,000 or more (other than purchase orders in the ordinary course of the business of Holdings or such Subsidiary and other than contracts that by their terms may be terminated by Holdings or such Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium).

“Material Improvements” means the buildings, improvements, structures and fixtures now or subsequently located on the Real Estate Assets that are used in connection with the business of Holdings or any of its Subsidiaries and are material to the operation thereof.

“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $250,000 as of any date of determination, and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $100,000 per annum, or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, results of operations, properties, assets, or financial condition of any Credit Party.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget; provided, that so long as Holdings files the applicable 10-Q and 10-K reports for the applicable reporting period, such reports shall be deemed to be the “Narrative Report” for such period.

“Net Amount of Eligible Accounts” means the aggregate unpaid invoice amount of Eligible Accounts less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits, rebates and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) the sum of Cash payments and Cash Equivalents received by Holdings or any of its Subsidiaries from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) any bona fide costs incurred in connection with such Asset Sale, including (a) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided, that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Mark-to-Market Exposure” means, for any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non Consenting Lender” as defined in Section 2.22.

“Non-U.S. Lender” as defined in Section 2.19(e).

“Note” means a Tranche A Term Loan Note, a Revolving A Loan Note or a Revolving B Loan Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“NRF” means Nederlandse Radiateuren Fabriek B.V., a private company with limited liability incorporated under the laws of The Netherlands under number 16020946.

“NRF (UK)” means NRF (United Kingdom) Ltd., a private company incorporated with limited liability in England and having company registration number 1816414.

“Obligations” means all liabilities and obligations of every nature of each Credit Party and its Subsidiaries from time to time owed to the Agents (including former Agents), Borrowing Base Agent, the Lenders or any of them, Issuing Bank and Lender Counterparties, under any Credit Document or Interest Rate Agreement and Currency Agreement (including with respect to an Interest Rate Agreement or Currency Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement or Currency Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit or payments made by Administrative Agent or any Lender under or in connection with any L/C Funding Support, payments for early termination of Interest Rate Agreements or Currency Agreements, fees, the Make-Whole Amount, the Prepayment Premium, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Obligee Guarantor” as defined in Section 7.7.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than with respect to Capital Leases.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and where applicable its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and where applicable its operating agreement, as amended, and (v) with respect to any other type of entity, its corresponding organization documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any of the other Credit Documents or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Credit Document.

“Participant” as defined in Section 10.6(h).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Payment Office” means (i) with respect to the Borrowing Base Agent, the Borrowing Base Agent’s office located at One Post Office Square, Suite 3600, Boston, Massachusetts 02109 or at such other office or offices of the Borrowing Base Agent as may be designated in writing from time to time by the Borrowing Base Agent to the Collateral Agent and the Borrower and (ii) with respect to the Administrative Agent, the Administrative Agent’s office located at Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830 or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder or such other period of time acceptable to Administrative Agent in its sole discretion, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Platform” as defined in Section 9.9(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower, and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Prepayment Date” as defined in Section 2.14(c).

“Prepayment Premium” means, with respect to any prepayment of any Tranche A Term Loans or Commitment reduction or termination under Section 2.12, a fee payable on the amount so prepaid or reduced as follows:

Relevant period (number of calendar months elapsed since the Closing Date)	Prepayment Premium as a percentage of the amount so prepaid, terminated or reduced
on or after 12 prior to 24	5.0%
on or after 24 prior to 36	3.0%
on or after 36 prior to 48	1.0%

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy five percent (75%) of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent, Borrowing Base Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Holdings, Administrative Agent and each Lender.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of that Lender, by (b) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving A Commitment or Revolving A Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving A Exposure of that Lender, by (b) the aggregate Revolving A Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Revolving B Commitment or Revolving B Loans of any Lender, the percentage obtained by dividing (a) the Revolving B Exposure of that Lender, by (b) the aggregate Revolving B Exposure of all Lenders, and (iv) with respect to all payments, computations and other matters relating to Agent Advances, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of (1) the Tranche A Term Loan Exposure of that Lender, (2) the Revolving A Exposure of that Lender and (3) the Revolving B Exposure of that Lender, by (B) an amount equal to the sum of (1) the aggregate Tranche A Term Loan Exposure of all Lenders, (2) the aggregate Revolving A Exposure of all Lenders, and (3) the aggregate Revolving B Exposure of all Lenders.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Credit Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; provided, that, in order to qualify as a Rate Management Transaction under this Agreement, any such transaction shall be entered into for risk management purposes associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrances of the affected real property.

“Refusal Option” as defined in Section 2.14(c).

“Registers” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor. With respect to Silver Point, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Silver Point may leverage its investments from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

“Replacement Lender” as defined in Section 2.22.

“Requisite Lenders” means one or more Lenders having or holding Tranche A Term Loan Exposure, Revolving A Exposure, Revolving B Exposure and representing more than fifty percent (50%) of the sum of (i) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) the aggregate Revolving A Exposure of all Lenders, and (iii) the aggregate Revolving B Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding; and (iv) management or similar fees payable to any Affiliate of any Credit Party.

“Revolving A Commitment” means the commitment of a Lender to make or otherwise fund any Revolving A Loan and to acquire participations in Letters of Credit and “Revolving A Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving A Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving A Commitments as of the Closing Date is $25,000,000.

“Revolving A Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving A Commitments, that Lender’s Revolving A Commitment; and (ii) after the termination of the Revolving A Commitments, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Revolving A Loans of that Lender and (b) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving A Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a)(i) and/or assigned pursuant to Sections 2.22 or 10.6.

“Revolving A Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving B Commitment” means the commitment of a Lender to make or otherwise fund any Revolving B Loan and “Revolving B Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving B Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $25,000,000.

“Revolving B Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving B Commitments, that Lender’s Revolving B Commitment; and (ii) after the termination of the Revolving B Commitments, the the aggregate outstanding principal amount of the Revolving B Loans of that Lender.

“Revolving B Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a)(ii) and/or assigned pursuant to Sections 2.22 or 10.6.

“Revolving B Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Commitment” means the Revolving A Commitment and the Revolving B Commitment of a Lender, and “Revolving Commitments” means the Revolving A Commitment and Revolving B Commitment of all Lenders.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) July 19, 2012; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, collectively, Revolving A Exposure and Revolving B Exposure.

“Revolving Loan” means a Revolving A Loan or a Revolving B Loan.

“Revolving Loan Note” means a Revolving A Loan Note or a Revolving B Loan Note.

“Revolving Loan Register” as defined in Section 2.6(b).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Secured Parties” means the Agents, the Borrowing Base Agent and the Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of:

(i)	Consolidated Total Debt, to
(ii)	Consolidated Adjusted EBITDA (calculated on an Annualized Basis with respect to Sections 6.7(b) and 6.7(g)).

“Silver Point” as defined in the preamble hereto.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” as defined in Section 10.7.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (including without limitation, real estate taxes); provided, that, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of its entering into any Credit Document or its participation in the transactions governed thereby) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Tax-Related Person” means a Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to an Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“Terminated Lender” as defined in Section 2.22.

“Term Loan Register” as defined in Section 2.6(b).

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions

Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Title Policy” as defined in Section 3.1(h).

“Total Utilization of Revolving A Commitments” means, as at any date of determination and without duplication, the sum of (i) the aggregate principal amount of all outstanding Revolving A Loans (other than Revolving A Loans made for the purpose of reimbursing Issuing Bank for any amount drawn, or which may be drawn, under any Letter of Credit, but not yet so applied), and (ii) the Letter of Credit Usage.

“Total Utilization of Revolving B Commitments” means, as at any date of determination and without duplication, the aggregate principal amount of all outstanding Revolving B Loans.

“Total Utilization of Revolving Commitments” means, collectively, the Total Utilization of Revolving A Commitments and the Total Utilization of Revolving B Commitments.

“Tranche A Term Loan” means a Tranche A Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $50,000,000.

“Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loans of such Lender; provided, that, at any time prior to the making of the Tranche A Term Loans, the Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche A Term Loan Commitment.

“Tranche A Term Loan Maturity Date” means the earlier of (i) July 19, 2012, and (ii) the date that all Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche A Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Treasury Rate” means, with respect to any prepayment pursuant to Section 2.12, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by Administrative Agent on the date three (3) Business Days prior to the Prepayment Date, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than thirty-six (36) months.

“Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted LIBOR Rate Component” means that component of the interest costs to Borrower in respect of a LIBOR Rate Loan that is based upon the rate obtained pursuant to clause (B)(i) of the definition of Adjusted LIBOR Rate.

“Underlying Debt” means, as of any date of determination, any Obligations (whether present or future, actual or contingent) owing by the Borrower or any Guarantor to an Agent or Lender under the Credit Documents (including, for the avoidance of doubt, any change or increase in such Obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Credit Document, in each case, whether or not anticipated as of the date of this Agreement) excluding such Borrower’s or Guarantor’s Dutch Parallel Debts.

“Waivable Prepayment” as defined in Section 2.14(c).

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use in any Credit Document of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the word “issue” or “issuance” with respect to any Letter of Credit shall be deemed to include any amendment, extension renewal or replacement thereof.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Tranche A Term Loans.

(a) Loan Commitments . Subject to the terms and conditions hereof,

(i) each Lender severally agrees to make, on the Closing Date, a Tranche A Term Loan to Borrower in an amount equal to such Lender’s Tranche A Term Loan Commitment; and

(ii) Borrower may make only one borrowing under the Tranche A Term Loan Commitment, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11 and 2.12, all amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date. Each Lender’s Tranche A Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment, if any, on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three (3) Business Days prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender with a Tranche A Term Loan Commitment of the proposed borrowing. Administrative Agent and Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to Administrative Agent). Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Tranche A Term Loan on behalf of the Borrower until Administrative Agent receives written notice to the contrary. Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii) Each Lender shall make its Tranche A Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, to Administrative Agent’s Account. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Tranche A Term Loans available to Borrower on the Closing Date, by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders with a Tranche Term Loan A Commitment to be credited to the account designated by Borrower in the Flow of Funds Agreement or to such other account as may designated in writing to Administrative Agent by Borrower.

2.2 Revolving Loans.

(a) Revolving Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof,

(i) each Lender severally agrees to make Revolving A Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving A Commitment; provided, that after giving effect to the making of any Revolving A Loans in no event shall the Total Utilization of Revolving A Commitments exceed the lesser of (x) the Borrowing Base then in effect less the aggregate principal amount of Revolving B Loans outstanding at such time and (y) the Revolving A Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a)(i) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving A Commitment shall expire on the Revolving Commitment Termination Date and all Revolving A Loans and all other amounts owed hereunder with respect to the Revolving A Loans and the Revolving A Commitments shall be paid in full no later than such date.

(ii) each Lender severally agrees to make Revolving B Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving B Commitment; provided, that after giving effect to the making of any Revolving B Loans in no event shall the Total Utilization of Revolving B Commitments exceed the lesser of (x) the Borrowing Base then in effect less the sum of (1) the Letter of Credit Usage plus (2) the aggregate principal amount of Revolving A Loans outstanding at such time and (y) the Revolving B Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a)(ii) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving B Commitment shall expire on the Revolving Commitment Termination Date and all Revolving B Loans and all other amounts owed hereunder with respect to the Revolving B Loans and the Revolving B Commitments shall be paid in full no later than such date.

(iii) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Revolving A Loans shall not be borrowed or made unless and until the outstanding principal amount of the Revolving B Loans is equal to the Revolving B Commitment.

(b) Borrowing Mechanics for Revolving Loans.

(i) Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Borrowing Base Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) (or 12:00 p.m. if Borrowing Base Agent is able to accommodate such later time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan (or on the same

Business Day of such request if Borrowing Base Agent is able to accommodate such shorter period). Such Funding Notice shall indicate whether the requested Revolving Loan is a Revolving A Loan or a Revolving B Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable when given, and Borrower shall be bound to make a borrowing in accordance therewith. Borrowing Base Agent and Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by Borrowing Base Agent in good faith to be from Borrower or from any Authorized Officer thereof designated in writing purportedly from Borrower to Borrowing Base Agent). Borrowing Base Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Revolving Loan on behalf of Borrower until Borrowing Base Agent receives written notice to the contrary. Borrowing Base Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Borrowing Base Agent to each applicable Lender with a Revolving Loan Commitment by telefacsimile with reasonable promptness, but (provided Borrowing Base Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Borrowing Base Agent’s receipt of such Notice from Borrower.

(iv) Each Lender shall make the amount of its applicable Revolving Loan available to Borrowing Base Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to Borrowing Base Agent’s Account. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Borrowing Base Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Borrowing Base Agent from Lenders to be credited to the account of Borrower to such account as may be designated in writing to Borrowing Base Agent by Borrower.

2.3 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit. Notwithstanding the foregoing, a Letter of Credit shall be issued only if (and upon issuance Borrower shall be deemed to represent and warrant that) (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than an amount acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving A Commitments exceed the lesser of (x) the Borrowing Base then in effect less the aggregate principal amount of Revolving B Loans outstanding at such time and (y) the Revolving A Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Borrowing Base then in effect less the sum of (1) the aggregate principal amount of Revolving A Loans outstanding at such time plus (2) the aggregate principal amount of Revolving B Loans outstanding at such time; (vi) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the date that is thirty (30) days prior to the Revolving Commitment Termination Date, and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vii) the aggregate number of Letters of Credit outstanding at such time is not in excess of five (5); provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b) Notice of Issuance . Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Borrowing Base Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Borrowing Base Agent shall promptly notify each Lender of such issuance, which notice shall be accompanied by accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.3(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit . In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Borrowing Base Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing under a Letter of Credit is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Borrowing Base Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving A Loans, Borrower shall be deemed to have given a timely Funding Notice to Borrowing Base Agent requesting Lenders to make Revolving A Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) notwithstanding any failure of any condition specified in Section 3.2 to be satisfied, Lenders shall, on the Reimbursement Date, make Revolving A Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Borrowing Base Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving A Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving A Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving A Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving A Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving A Commitment shall be deemed to have purchased, and hereby agrees to unconditionally and irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving A Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.3(d), Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving A Commitments. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. Each such Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving A Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender was wrongfully made by Issuing Bank and constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute . The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving A Loans made by Lenders pursuant to Section 2.3(d) and the obligations of Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, the foregoing shall not be construed to excuse the Issuing Bank from liabilities to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Issuing Bank’s gross negligence or willful misconduct of Issuing Bank in payment of the applicable Letter of Credit under the circumstances in question.

(g) Indemnification . Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank, Borrowing Base Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of the gross negligence or willful misconduct of Issuing Bank, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares . All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Tranche A Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Borrowing Base Agent or Administrative Agent, as applicable, shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Borrowing Base Agent or Administrative Agent, as applicable, the amount of such Lender’s Loan requested on such Credit Date, Borrowing Base Agent or Administrative Agent, as applicable, may assume that such Lender has made such amount available to Borrowing Base Agent or Administrative Agent, as applicable, on such Credit Date and Borrowing Base Agent or Administrative Agent, as applicable, may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Borrowing Base Agent or Administrative Agent, as applicable, by such Lender, Borrowing Base Agent or Administrative Agent, as applicable, shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Borrowing Base Agent or Administrative Agent, as applicable, at the customary rate set by Borrowing Base Agent and the Administrative Agent, as applicable, for the correction of errors among banks or lenders for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Borrowing Base Agent’s or Administrative Agent’s demand therefor, as applicable, Borrowing Base Agent or Administrative Agent, as applicable, shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Borrowing Base Agent or Administrative Agent, as applicable, together with interest thereon, for each day from such Credit Date until the date such amount is paid to Borrowing Base Agent or Administrative Agent, as applicable, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Tranche A Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5 Use of Proceeds . The proceeds of the Tranche A Term Loans and the Revolving Loans, if any, made on the Closing Date shall be applied by Borrower to fund the refinancing of certain Existing Indebtedness and the payment of any and all fees and expenses relating to the transactions contemplated by this Agreement. The proceeds of the Revolving Loans and the Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Holdings and its Subsidiaries; but shall in no event be used to make or facilitate any Investment or Restricted Junior Payment not otherwise permitted hereunder. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt . Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, that in the event of any inconsistency between the Registers and any Lender’s records, the recordations in the Registers shall govern.

(b) Register . Borrowing Base Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Revolving Loans of each Lender from time to time (the “Revolving Loan Register”). Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Tranche A Term Loans of each Lender from time to time (the “Term Loan Register” and together with the Revolving Loan Register, collectively, the “Registers”). The Registers shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Borrowing Base Agent shall record in the Revolving Loan Register the Revolving Commitments and the Revolving Loans, and each repayment or prepayment in respect of the principal amount of the Revolving Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Revolving Loan. Borrower hereby designates the entity serving as Borrowing Base Agent to serve as Borrower’s agent solely for purposes of maintaining the Revolving Loan Register as provided in this Section 2.6, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Borrowing Base Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees”. Administrative Agent shall record in the Term Loan Register the Tranche A Term Loan Commitments and the Tranche A Term Loans, and each repayment or prepayment in respect of the principal amount of the Tranche A Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Tranche A Term Loan Commitments or Borrower’s Obligations in respect of any Tranche A Term Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Term Loan Register as provided in this Section 2.6, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees”.

(c) Notes . If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent and Borrowing Base Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche A Term Loan, Revolving A Loan or Revolving B Loan, as the case may be.

2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin;

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Borrower and notified to Borrowing Base Agent, Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Borrowing Base Agent and Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with LIBOR Rate Loans there shall be no more than (i) in the case of Tranche A Term Loans, two (2) Interest Periods outstanding at any time and (ii) in the case of Revolving Loans, two (2) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current

Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Borrowing Base Agent or Administrative Agent, as applicable, shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each applicable Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360 day year with respect to LIBOR Rate Loans and 365/66 day year with respect to Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

2.8 Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $250,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $250,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Borrowing Base Agent and Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base

Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.9 Default Interest . Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent, Borrowing Base Agent or any Lender.

2.10 Fees.

(a) Borrower agrees to pay to Borrowing Base Agent for the ratable benefit of Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) three quarters of one percent (0.75%) per annum; and

(ii) letter of credit fees equal to (1) the interest rate applicable to Revolving Loans that are LIBOR Rate Loans (including both the Adjusted LIBOR Rate (determined for an Interest Period of one month as of the first Business Day of such month) and the Applicable Margin components thereof and after giving effect to any Default Rate of interest that may be payable thereon at such time under Section 2.9), times (2) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); and

(iii) All fees referred to in this Section 2.10(a) shall be paid to an account designed by Borrowing Base Agent and upon receipt, Borrowing Base Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof.

(b) Borrower agrees to pay directly to Issuing Bank, for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) Borrower agrees to pay directly to Borrowing Base Agent, for its own account (as reimbursement of fees and expenses paid by Borrowing Base Agent to the Issuing Bank) the fees and expenses relating such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(d) Borrower agrees to pay Wachovia Capital Finance Corporation (New England) or its designee a prepayment fee of $100,000 if prior to the one year anniversary of the Closing Date, Wachovia Capital Finance Corporation (New England) ceases, other than by a voluntary assignment, to be a Lender under this Agreement.

(e) Borrower agrees to pay the Borrowing Base Agent an agency and collateral management fee of $2,500 per month, which such fee shall be payable monthly in arrears on the last day of each month during the term of this Agreement; provided, that if Wachovia Capital Finance Corporation (New England) or its Affiliates or Related Funds ceases to be the Borrowing Base Agent under this Agreement, then such fee shall be paid to the Administrative Agent.

(f) All fees referred to in Sections 2.10(a), 2.10(b) and 2.10(c) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Revolving Commitment Period (provided, that the fees referred to in Sections 2.10(b) and 2.10(c) shall continue to be paid at anytime Letters of Credit are issued and outstanding), commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(g) In addition to the forgoing fees, Borrower agrees to pay to Agents all fees payable by it in the Fee Letter in the amounts and at the times specified therein and to Agents such other fees payable by it in the amounts and at the time separately agreed upon.

2.11 Scheduled Payments/Commitment Reductions. The aggregate unpaid principal amount of the Tranche A Term Loans together with all other amounts owed hereunder with respect thereto, shall be paid in full by Borrower no later than the Tranche A Term Loan Maturity Date. The Revolving Commitments shall be reduced in connection with any voluntary or mandatory reductions of the Revolving Commitments in accordance with Section 2.11, 2.12 and 2.13, as applicable, and shall be terminated on the Revolving Commitment Termination Date, and all amounts owed hereunder with respect thereto, shall, in any event, be paid in full by Borrower no later than the Revolving Commitment Termination Date.

2.12 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Subject to Sections 2.12(c), 2.14(c) and 2.17(c), any time and from time to time after the first anniversary of the Closing Date (or, in the case of Revolving Loans, at any time):

(1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $300,000 and integral multiples of $100,000 in excess of that amount; provided, that so long as Wachovia Capital Finance Corporation (New England) is the Borrowing Base Agent or any successor Borrowing Base Agent agrees, such minimum amounts shall not be applicable; and

(2) with respect to LIBOR Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $300,000 and integral multiples of $100,000 in excess of that amount; provided, that so long asWachovia Capital Finance Corporation (New England) is the Borrowing Base Agent or any successor Borrowing Base Agent agrees, such minimum amounts shall not be applicable.

(ii) All such prepayments shall be made:

(1) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; provided, that so long as Wachovia Capital Finance Corporation (New England) is the Borrowing Base Agent or any successor Borrowing Base Agent agrees, such notice periods shall not be applicable; and

(2) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans; provided, that so long as Wachovia Capital Finance Corporation (New England) is the Borrowing Base Agent or any successor Borrowing Base Agent agrees, such notice periods shall not be applicable, in each case given to Borrowing Base Agent or Administrative Agent, as applicable, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Borrowing Base Agent and Administrative Agent, as applicable (and Borrowing Base Agent and Administrative Agent, as applicable, will promptly transmit such telephonic or original notice for Tranche A Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a) with respect to Revolving Loans and Tranche A Term Loans.

Notwithstanding anything to the contrary contained in this Agreement, while any Revolving A Loans are outstanding, Borrower may only voluntarily prepay the outstanding principal amount of the Tranche A Term Loan pursuant to this Section 2.12(a) if Borrower has Availability of at least $5,000,000 after giving effect to such prepayment.

(b) Voluntary Commitment Reductions

(i) Subject to Section 2.12(c), any time and from time to time after the first anniversary of the Closing Date, Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to Borrowing Base Agent and Administrative Agent (which original written or telephonic notice Borrowing Base Agent and Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce

(a) in part the Revolving A Commitments in an amount up to the amount by which the Revolving A Commitments exceed the Total Utilization of Revolving A Commitments at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving A Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $200,000 in excess of that amount

(b) in part the Revolving B Commitments in an amount up to the amount by which the Revolving B Commitments exceed the Total Utilization of Revolving B Commitments at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving B Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $200,000 in excess of that amount; provided, further, that the Revolving A Commitment must first be terminated prior to any reduction or termination of the Revolving B Commitments.

(ii) Borrower’s notice to Borrowing Base Agent and Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the applicable Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the applicable Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c) Call Protection. If all or any part of the principal balance of the Tranche A Term Loan is paid for any reason (including, without limitation, (i) pursuant to any mandatory prepayment provision other than any mandatory prepayments required by Sections 2.13(a) (solely with respect to the Asset Sales of branches in the ordinary course of business and the real property (including the buildings and fixtures) located in Emporia, Kansas and Laredo, Texas), 2.13(e) and 2.13(i), (ii) in connection with a foreclosure and sale of the Collateral, (iii) in connection with a sale of the Collateral in an Insolvency Proceeding, (iv) in connection with the acceleration of the Obligations after the occurrence and during the continuation of an Event of Default, or (v) in connection with the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding), and/or any Commitment is reduced or terminated after the first anniversary of the Closing Date (other than the termination of any Term Loan Commitments on the Closing Date) but on or prior to July 19, 2011, for any reason, Borrower shall pay to Administrative Agent, for the benefit of the Lenders entitled to a portion of such prepayment or reduction, as set forth in a side agreement among the Administrative Agent and the Lenders, the lesser of (x) the Make-Whole Amount and (y) the applicable Prepayment Premium; provided, that, the provisions of this Section 2.12(c) shall apply to all mandatory prepayments and Commitment reductions and terminations (other than the termination of any Term Loan Commitments on the Closing Date and any mandatory prepayments required by Sections 2.13(a) (solely with respect to the Asset Sales of branches in the ordinary course of business and of the real property (including the buildings and fixtures) located in Emporia, Kansas and Laredo, Texas), 2.13(e) and 2.13(i)) made at anytime, including, without limitation, prior to the first anniversary of the Closing Date; provided, further, that the Make-Whole Amount shall be paid in connection with all mandatory prepayments and Commitment reductions and terminations made prior to the first anniversary of the Closing Date (other than the termination of any Term Loan Commitments on the Closing Date and any mandatory prepayments required by Sections 2.13(a) (solely with respect to the Asset Sales of branches in the ordinary course of business and of the real property (including the buildings and fixtures) located in Emporia, Kansas and Laredo, Texas), 2.13(e) and 2.13(i)).

2.13 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales . No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000 per Fiscal Year, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries so long as (x) such assets shall be subject to the First Priority Lien in favor of the Collateral Agent and (y) Borrower delivers to the Collateral Agent, concurrently with or prior to the Asset Sale, a certificate of an Authorized Officer of Holdings stating that such Net Asset Sale Proceeds will be used in compliance with this Section 2.13(a); provided further, that pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

(b) Insurance/Condemnation Proceeds . No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000 per Fiscal Year, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, that pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

(c) Issuance of Equity Securities . On the date of receipt by Holdings of any Cash proceeds from any capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries, Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d) Issuance of Debt . On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1(a)-(m)), Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow . In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2007), Borrower shall, no later than ninety (90) days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to seventy five percent (75%) of such Consolidated Excess Cash Flow; provided, that such payment shall not be made until such time as the average Availability for the 30 days immediately preceding such payment is at least $5,000,000; provided, further, that, if any payment can not be made because of this proviso, such payment shall be made on the first date thereafter that average Availability for such 30 day period immediately preceding such payment is at least $5,000,000. Any amounts prepaid pursuant to this Section 2.13(e) with respect to any Fiscal Year in excess of any such percentage of Consolidated Excess Cash Flow (set forth in clause (i) and (ii) above) shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f) Extraordinary Receipts . No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to one hundred (100%) of such Extraordinary Receipts.

(g) Revolving Loans . Borrower shall from time to time prepay (i) the Revolving A Loans to the extent necessary so that the Total Utilization of Revolving A Commitments shall not at any time exceed the lesser of (A) the Borrowing Base then in effect less the aggregate principal amount of Revolving B Loans outstanding at such time and (B) the Revolving A Commitments then in effect, (ii) the Revolving B Loans to the extent necessary so that the Total Utilization of Revolving B Commitments shall not at any time exceed the lesser of (A) the Borrowing Base then in effect less the sum of (1) the aggregate principal amount of Revolving A Loans outstanding at such time plus (2) the Letter of Credit Usage and (B) the Revolving B Commitments then in effect and (iii) the Revolving Loans when (x) the Borrowing Base then in effect less (y) the sum of (1) the Total Utilization of Revolving A Commitments plus (2) the Total Utilization of Revolving B Commitments is less than $0, in the amount by which such deficit is less than zero; provided, that all such prepayments shall be applied, to the extent applicable, first, to the principal amount of Revolving A Loans outstanding at such time, second, to provide cash collateral in respect of the Obligations, to be held as security for Borrower’s reimbursement Obligations in respect of the outstanding Letters of Credit under arrangements reasonably acceptable to Borrowing Base Agent, equal to one hundred and five percent (105%) of the Letter of Credit Usage at any time prior to the stated expiry of all outstanding Letters of Credit, and third, to the principal amount of Revolving B Loans outstanding at such time.

(h) Tranche A Term Loans. Borrower shall immediately prepay the outstanding principal amount of the Tranche A Term Loans pursuant to Section 2.15(h) in the event that the Revolving A Commitment or Revolving B Commitment is terminated for any reason.

(i) NRF Financing. In the event NRF enters into the credit agreement referred to in Section 5.19 and incurs the Indebtedness described therein, Borrower shall immediately prepay the outstanding principal amount of the Tranche A Term Loans in an amount equal to such borrowings by NRF.

(j) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.13(a)-(i), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, Consolidated Excess Cash Flow or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Loans . Any prepayment of any Revolving Loan pursuant to Section 2.12 shall be applied to repay the applicable outstanding Revolving Loans to the full extent thereof; provided, that, all such prepayments of the Revolving Loans shall be applied first, to the principal amount of Revolving A Loans outstanding at such time, and second, to the principal amount of Revolving B Loans outstanding at such time. Any voluntary prepayment of any Tranche A Term Loan pursuant to Section 2.12 shall be applied to repay the Tranche A Term Loans.

(b) Application of Mandatory Prepayments

(i) So long as no Event of Default has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Sections 2.13(a) and (b) shall be applied as follows:

(w) if such proceeds are with respect to Inventory or Accounts, then such proceeds shall be applied,

first, to prepay principal of the Revolving A Loans;

second, to prepay principal of the Revolving B Loans;

third, to prepay principal of the Tranche A Term Loans; and

fourth, to any other Obligations then outstanding,

(x) if such proceeds are with respect to any other Collateral other than Inventory or Accounts or the tube mill located in Laredo, Texas or the real property (including the buildings and fixtures) located in Emporia, Kansas and Laredo, Texas, then such proceeds shall be applied, first, to prepay principal of the Tranche A Term Loans;

second, to prepay principal of the Revolving A Loans;

third, to prepay principal of the Revolving B Loans; and

fourth, to any other Obligations then outstanding,

(y) if such proceeds are with respect to the real property (including the buildings and fixtures) located in Emporia, Kansas and Laredo, Texas or the tube mill located in Laredo, Texas, then such proceeds shall be applied, first, to prepay principal of the Tranche A Term Loans in the amount of (i) in the case of the real property (including the buildings and fixtures) located in Emporia, Kansas, $1,000,000, (ii) in the case of the real property (including the buildings and fixtures) located in Laredo, Texas, $1,500,000 and (iii) in the case of the tube mill located in Laredo, Texas, $900,000;

second, to prepay principal of the Revolving A Loans;

third, to prepay principal of the Revolving B Loans; and

fourth, to any other Obligations then outstanding, and

(z) if such proceeds are with respect to both (1) Accounts and Inventory and (2) other Collateral, then such proceeds shall be applied,

first, to prepay principal of the Revolving A Loans; provided, that the Borrowing Base Agent shall establish and maintain a permanent reserve against the Borrowing Base and the Revolving A Commitments in an amount equal to the amount of proceeds applied to the Revolving A Loans that are in excess of the Revolving A Loans supported by such Accounts and Inventory determined using the advance rate under the Borrowing Base against such Accounts and Inventory (determined at the time of such sale or other disposition or event resulting in such insurance proceeds);

second, an amount equal to the Revolving B Loans supported by such Accounts and Inventory determined using the advance rate under the Borrowing Base against such Accounts and Inventory (determined at the time of such sale or other disposition or event resulting in such insurance proceeds) to prepay principal of the Revolving B Loans;

third, to prepay principal of the Tranche A Term Loans;

fourth, to prepay principal of the Revolving A Loans;

fifth, to prepay principal of the Revolving B Loans; and

sixth, to any other Obligations then outstanding,

(ii) So long as no Event of Default has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Sections 2.13(c) through (f) shall be applied as follows:

first, to prepay principal of the Tranche A Term Loans;

second, to prepay principal of the Revolving A Loans;

third, to prepay principal of the Revolving B Loans; and

fourth, to any other Obligations then outstanding.

(iii) If an Event of Default has occurred and is continuing, all payments shall be applied pursuant to Section 2.15(h). Nothing contained herein shall modify the provisions of Section 2.12(c) or Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

(c) Waiver of Certain Prepayments . Anything contained herein to the contrary notwithstanding, if the Borrower is required to make any mandatory prepayment (a “Waivable Prepayment”) of the Tranche A Term Loans, not less than three (3) Business Days prior to the date (the “Prepayment Date”) on which Borrower is required to make such Waivable Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Tranche A Term Loan, of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment and such Lender’s option to refuse such amount (the “Refusal Option”). Each such Lender may exercise the Refusal Option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise the Refusal Option). On the Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Prepayment, which amount shall be applied (i) in an amount equal to the Waivable Prepayment payable pro rata to those Lenders that have elected not to exercise the Refusal Option, to prepay the Tranche A Term Loans of such Lenders (which prepayment shall be applied to the principal of the Tranche A Term Loans in accordance with Section 2.14(b)), and (ii) to the extent of any excess, to Borrower for working capital and general corporate purposes.

(d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans . Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.17(c); provided, that, all such prepayments of the Revolving Loans shall be applied first, to the principal amount of Revolving A Loans outstanding at such time, and second, to the principal amount of Revolving B Loans outstanding at such time.

2.15 General Provisions Regarding Payments.

(a) All payments by any Credit Party of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Borrowing Base Agent (with respect to Revolving Loans) and Administrative Agent (with respect to Tranche A Term Loans) not later than 12:00 p.m. (New York City time) on the date due to Borrowing Base Agent’s Account or Administrative Agent’s Account, as applicable, for the account of Lenders; funds received by Borrowing Base Agent or Administrative Agent, as applicable, after that time on such due date shall be deemed to have been paid on the next Business Day.

(b) All payments in respect of the principal amount of any Loan (other than prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, the Applicable Prepayment Amount and all commitment fees and other amounts payable with respect to the principal amount being repaid or prepaid.

(c) Borrowing Base Agent or Administrative Agent, as applicable, shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Borrowing Base Agent or the Administrative Agent, as applicable.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Borrowing Base Agent or Administrative Agent, as applicable, shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f) Borrower hereby authorizes Borrowing Base Agent to charge Borrower’s accounts with Borrowing Base Agent or any of its Affiliates in order to cause timely payment to be made to Borrowing Base Agent of all principal, interest, fees and expenses with respect to the Revolving Loans due hereunder (subject to sufficient funds being available in its accounts for that purpose). The Lenders and the Borrower also hereby authorize the Borrowing Base Agent to, and the Borrowing Base Agent may, from time to time, charge the Borrowing Base Agent Loan Account of the Borrower with any amount due and payable by the Borrower with respect to the Revolving Loans under any Credit Document. Each of the Lenders and the Borrower agrees that the Borrowing Base Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied. Any amount charged to the Borrowing Base Agent Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrower, funded by the Borrowing Base Agent on behalf of the Lenders and subject to Section 2.2 of this Agreement. The Lenders and the Borrower confirm that any charges which the Borrowing Base Agent may so make to the Borrowing Base Agent Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Borrowing Base Agent’s discretion, provided that, in the absence of a continuing Event of Default, the Borrowing Base Agent shall from time to time upon the request of the Collateral Agent, charge the Borrowing Base Agent Loan Account of the Borrower with any amount due and payable under any Credit Document. Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent or any of its Affiliates in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses with respect to the Tranche A Term Loans due hereunder (subject to sufficient funds being available in its accounts for that purpose). The Lenders and the Borrower also hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Administrative Agent Loan Account of the Borrower with any amount due and payable by the Borrower with respect to the Tranche A Term Loans under any Credit Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied. Any amount charged to the Administrative Agent Loan Account of the Borrower shall be deemed an Obligation with respect to the Tranche A Term Loan hereunder payable by the Borrower to the Lenders holding the Tranche A Term Loans. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Administrative Agent Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Administrative Agent Loan Account of the Borrower with any amount due and payable under any Credit Document. Notwithstanding the foregoing, the Administrative Agent shall be permitted to direct the Borrowing Base Agent to, and so long as no Event of Default has occurred and is continuing, the Borrowing Base Agent shall, charge the Borrowing Base Agent Loan Account with any amount due and payable by the Borrower with respect to the Tranche A Term Loans under any Credit Document. Any amount charged to the Borrowing Base Agent Loan Account of the Borrower pursuant to this Agreement shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrower, funded by the Borrowing Base Agent on behalf of the Lenders and subject to Section 2.2 of this Agreement.

(g) Borrowing Base Agent or Administrative Agent, as applicable, shall deem any payment by or on behalf of any Credit Party hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) (or 3:00 p.m. (New York City time) if Borrowing Base Agent is able to accommodate such later time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Borrowing Base Agent or Administrative Agent, as applicable, until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and Letter of Credit fees shall continue to accrue on any principal or Letter of Credit outstanding as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, after the occurrence and during the continuance of an Event of Default, the Borrowing Base Agent or the Administrative Agent, as applicable, may, and upon the direction of the Requisite Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, as follows:

(i) first, ratably to pay the Obligations in respect of any fees (other than any prepayment fees, any Make-Whole Amount and any applicable Prepayment

Premium), expense reimbursements, indemnities and other amounts then due to the Agents and the Borrowing Base Agent until paid in full;

(ii) second, ratably to pay the Obligations in respect of any fees (other than any prepayment fees, any Make-Whole Amount and any applicable Prepayment Premium) expense reimbursements and indemnities then due to the Lenders until paid in full;

(iii) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full;

(iv) fourth, ratably to pay principal of the Agent Advances then due and payable until paid in full;

(v) fifth, to pay interest due in respect of the Revolving A Loans until paid in full;

(vi) sixth, to pay principal of the Revolving A Loans until paid in full;

(vii) seventh, ratably to pay the Letter of Credit Usage (or, to the extent such Obligations relate to Letters of Credit then outstanding, to provide cash collateral in respect of such Obligations, to be held as security for Borrower’s reimbursement Obligations in respect of such Letters of Credit under arrangements reasonably acceptable to Borrowing Base Agent, equal to one hundred and five percent (105%) of the Letter of Credit Usage at any time prior to the stated expiry of all outstanding Letters of Credit) until paid in full;

(viii) eighth, ratably to pay interest due in respect of the Loans (other than the Revolving A Loans) until paid in full;

(ix) ninth, ratably to pay principal of the Loans (other than the Revolving A Loans) until paid in full; and

(x) tenth, to pay the prepayment fee due pursuant to Section 2.10(d) until paid in full;

(xi) eleventh, to the ratable payment of the applicable Prepayment Premium and/or Make-Whole Amount payable to the Lenders holding Revolving B Loans and Tranche A Term Loans until paid in full; and

(xii) twelfth, to the ratable payment of all other Obligations then due and payable.

(i) In each instance, so long as no Event of Default has occurred and is continuing, Section 2.15(h) shall not be deemed to apply to any payment by or on behalf of such Credit Party that is specified by such Credit Party to the Borrowing Base Agent or the Administrative Agent, as applicable, to be for the payment or prepayment of any Obligations then due and payable under any provision of this Agreement.

(j) For purposes of Section 2.15(h), “paid in full” with respect to interest and fees shall include interest and fees accrued after the commencement of any insolvency proceeding irrespective of whether a claim for such interest and fees is allowable in such insolvency proceeding.

(k) In the event of a direct conflict between the priority provisions of Section 2.15(h) and other provisions contained in any other Credit Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(h) shall control and govern.

2.16 Ratable Sharing Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral and except as set forth in Section 2.15, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Loans of the same Class, then the Lender receiving such proportionately greater payment shall (a) notify each Agent, Borrowing Base Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization any Credit Party or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by such Credit Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17 Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate . In the event that Borrowing Base Agent or Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Borrowing Base Agent or Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Borrowing Base Agent or Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Borrowing Base Agent or Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Borrowing Base Agent or Administrative Agent of such determination (which notice Borrowing Base Agent or Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Borrower shall pay accrued interest on the amount so converted and all amounts due under Section 2.17(c) in accordance with the terms thereof due to such conversion. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Borrowing Base Agent or Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Borrowing Base Agent or Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to Lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18 Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto, which such amount or costs such Lender deems to be material; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Borrowing Base Agent and Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment . In the event that any Lender (which shall term shall include Issuing Bank for purposes of this Section 2.18(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or shall have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), by an amount that such Lender deems material then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Borrowing Base Agent and Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.19 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable under any of the Credit Documents: (i) Borrower shall notify Borrowing Base Agent and Administrative Agent of any such requirement or any change in any such requirement as soon as Holdings or any of its Subsidiaries becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Borrowing Base Agent, Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Borrowing Base Agent, Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment, is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of all Taxes, Borrowing Base Agent, Administrative Agent or such Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)), as the case may be, and each of their Tax Related Persons receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after making any such deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Borrowing Base Agent and Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding and payment and of the remittance thereof to the relevant taxing or other authority.

(c) Other Taxes . In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Credit Parties shall deliver to Borrowing Base Agent official receipts or other evidence of such payment reasonably satisfactory to Borrowing Base Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d) Indemnification . The Credit Parties shall indemnify each Agent, Borrowing Base Agent and each Lender (which term shall include Issuing Bank for purposes of this Section 2.19(d)) within ten (10) days after written demand therefor, for the full amount of any Taxes paid or incurred by such Agent, Borrowing Base Agent or such Lender or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Credit Parties shall not be required to indemnify the Agents, Borrowing Base Agent, Lenders and Participants for any Taxes that would be excluded from a gross-up under Section 2.19(b) or to the extent such Taxes are covered by Sections 2.19(b) or (c). Such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes (including income Taxes and deductions applicable to amounts payable under this Section 2.19(d)) and payment of all reasonable expenses, the Agents, the Borrowing Base Agent, the Lenders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes. A certificate from the relevant Lender or Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.

(e) Evidence of Exemption From U.S. Withholding Tax.

(i) Each Lender (which term shall include Issuing Bank for purposes of this Section 2.19(e)) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Borrowing Base Agent and Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Borrowing Base Agent or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States Federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to deduction or withholding at a reduced rate, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States Federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States Federal income tax withholding matters pursuant to this Section 2.19(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Borrowing Base Agent and Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States Federal income tax with respect to payments to such Lender under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify Borrowing Base Agent, Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Nothing in this Section 2.19 shall be construed to require a Lender, Agent or Participant to provide any forms or documentation that it is not legally entitled to provide.

(ii) Each Lender (which term shall include Issuing Bank for purposes of this Section 2.19(e)) that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to backup withholding under Section 3406 of the Internal Revenue Code with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit documents.

(iii) The Borrower shall not be required to indemnify any Lender, or pay any additional amounts to any Lender, in respect of United States Federal withholding tax pursuant to Section 2.19(b)(iii) to the extent that:

(A) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender first became a party to this Agreement or to an applicable Assignment Agreement; provided, however, that this clause (iii) shall not apply to a Lender which was an Eligible Assignee to the extent the indemnity payment or additional amounts such Non-U.S. Lender would be entitled to receive (without regard to this clause (iii)) do not exceed the indemnity payment or additional amounts that the person making the assignment to such Non-U.S. Lender would have been entitled to receive in the absence of such assignment,

(B) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or U.S. Lender to comply with Section 2.19(e)(i) or Section 2.19(e)(ii) above, as applicable, provided, that if any Lender hereunder shall have satisfied the requirements of Section 2.19(e)(i) or Section 2.19(e)(ii) above on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in Section 2.19(e)(iii) shall relieve Borrower of its obligation to pay any additional amounts pursuant to this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding or backup withholding as described herein, or

(C) the obligation to pay such additional amounts would not have risen but for the fact that such Non-U.S. Lender becomes a bank or any other person described in Section 871(h)(3)(B) or Section 881(c)(3) (or any successor provisions) of the Internal Revenue Code on any date after such Non-U.S. Lender becomes a party to this Agreement.

2.20 Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, that such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrower agrees to pay all costs and expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Borrowing Base Agent and Administrative Agent) shall be conclusive absent manifest error.

2.21 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan, Tranche A Term Loan or its portion of any unreimbursed payment under Section 2.3(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any payment with respect to the Revolving Loans or Tranche A Term Loans shall, if Borrowing Base Agent or Administrative Agent so directs at the time of making such payment, be applied to the Revolving Loans or Tranche A Term Loans of other Lenders as if such Defaulting Lender had no Revolving Loans or Tranche A Term Loans outstanding and the Revolving Exposure and the outstanding Tranche A Term Loan Loans of such Defaulting Lender were zero, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory payment of the Revolving Loans or Tranche A Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving A Commitment, Revolving B Commitment or Tranche A Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by any Credit Party of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Credit Parties may have against such Defaulting Lender with respect to any Funding Default and which Borrowing Base Agent, Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Holdings’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non Consenting Lender (the “Terminated Lender”), Administrative Agent shall use commercially reasonable efforts to (which, in the case of an Increased-Cost Lender, only after receiving written request from Borrower to remove such Increased-Cost Lender), by giving written notice to Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17, 2.18 or 2.19; and (3) in the event such Terminated

Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender; provided, Administrative Agent may not make such election with respect to any Terminated Lender that is (or whose Affiliate is) also an Issuing Bank unless, prior to the effectiveness of such election, Administrative Agent shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date . The obligation of each Lender to make any Loan or Administrative Agent to procure any Letter of Credit on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents . Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender, which Credit Documents shall be reasonably satisfactory in form and substance to the Agents and the Lenders, and each of the conditions precedent contained therein shall have been satisfied in a manner satisfactory to the Agents and the Lenders.

(b) Organizational Documents; Incumbency . Administrative Agent shall have received (i) sufficient copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party and documents evidencing all other required corporate action, if any, including, without limitation, in respect of NRF, copies of the Works Council advice application and the Works Council advice, in form and substance satisfactory to the Agents, in each case, approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business in which its failure to be duly qualified would have a Material Adverse Effect, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure . The organizational structure and capital structure of Holdings and its Subsidiaries, shall be as set forth on Schedule 4.1.

(d) Existing Indebtedness. On or prior to the Closing Date, Holdings shall have delivered to Administrative Agent and Lenders copies of all documents related to all Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness under the Existing Credit Documents, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries under the Existing Credit Documents on the Closing Date and with respect to the foregoing, Agents shall have received satisfactory evidence that all obligations under the Existing Indebtedness (other than Indebtedness constituting Indebtedness permitted under Section 6.01) have been paid in full and satisfied, all commitments thereunder have terminated, all promissory notes issued thereunder have been cancelled and all liens in respect thereof have been released, and (iv) made arrangements reasonably satisfactory to Administrative Agent with respect to any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

(e) Transaction Costs. On or prior to the Closing Date, Holdings shall have delivered to Administrative Agent its reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or reasonably advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority mortgage or security interest in certain Real Estate Assets, Administrative Agent and Collateral Agent shall have received the following from each applicable Credit Party:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(g) (each, a “Closing Date Mortgaged Property”);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each jurisdiction in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such jurisdiction and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iv) (a) ALTA mortgagee title insurance policies or unconditional commitments therefore issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(vi) ALTA surveys of all Closing Date Mortgaged Properties, certified to Collateral Agent and dated not more than thirty (30) days prior to the Closing Date.

(h) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral (subject only to Permitted Liens), Collateral Agent shall have received:

(i) evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, originals of securities and share certificates, instruments and chattel paper accompanied by appropriate instruments of transfer executed in blank, and any agreements governing deposit and/or securities accounts as provided therein);

(ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of Holdings, together with all attachments contemplated thereby, including (A) certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to Agents, dated a date reasonably near to the Closing Date, listing all effective financing statements which name Holdings or any of its Subsidiaries (under their present names or under any previous names used within five (5) years prior to the date hereof, including in each case, trade or business names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the

Collateral Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 6.2) and (B) any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Collateral Agent (for and on behalf of the Secured Parties), a perfected security interest in the Collateral thereunder shall have been delivered to the Collateral Agent in a proper form for filing in each office in each jurisdiction listed in Schedule V of the Pledge and Security Agreement, or other office, as the case may be;

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Collateral Access Agreement, Bailee’s Letter and/or similar collateral access agreements executed by the landlord of any Leasehold Property and by the applicable Credit Party, and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(i) Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities specified by Administrative Agent.

(j) Financial Statements; Projections. Lenders shall have received from Holdings (i) the Historical Financial Statements described in Section 4.7 hereof and (ii) the Projections described in Section 4.8 hereof, in each case, certified as of the Closing Date as true and correct copies by the chief financial officer of Holdings and as complying with the applicable representations and warranties set forth in Sections 4.7 and 4.8, respectively.

(k) Evidence of Insurance. Collateral Agent shall have received a certificate from each Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

(l) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i)

Jones Day, counsel for Credit Parties and (ii) other opinions from local counsel for Credit Parties, each dated as of the Closing Date and covering such matters as Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents, Borrowing Base Agent and Lenders).

(m) Fees. Credit Parties shall have paid to Administrative Agent, the fees payable on the Closing Date referred to in the Fee Letter and Section 2.10.

(n) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Holdings dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the making of the Loans, the issuance of the Letters of Credit and the refinancing of certain Existing Indebtedness contemplated by this Agreement to occur on the Closing Date, Holdings and its Subsidiaries are and will be Solvent.

(o) Closing Date Certificate. Each Credit Party shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p) Closing Date. The Closing Date shall occur on or before July 19, 2007.

(q) No Litigation. The litigation between the Borrower and Paul S. Wilhide with respect to the earn-out payments in connection with the acquisition of EVAP, Inc. by the Borrower shall have been settled for an amount and on terms and conditions reasonably satisfactory to the Agents. There shall not exist any other action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the making of the Loans, the issuance of Letters of Credit and the refinancing of certain Existing Indebtedness contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.

(r) Due Diligence. The Agents and Borrowing Base Agent shall have completed their business, legal and collateral due diligence with respect to each Credit Party and the results thereof shall be acceptable to the Agents and the Borrowing Base Agent, in their sole and absolute discretion. Without limiting the foregoing, the Collateral Agent shall have received a quality of earnings review, a collateral audit, an inventory appraisal and an appraisal of the real property, plant and equipment and other fixed assets and, in each case, the results thereof shall be acceptable to the Collateral Agent, in its sole and absolute discretion. Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to Holdings and its Subsidiaries as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of Holdings and its Subsidiaries.

(s) Availability. After giving effect to all Credit Extensions, the Availability shall not be less than $12,000,000. Holdings shall deliver to the Collateral Agent a certificate of the chief financial officer of Holdings certifying as to the Availability and containing the calculation of Availability.

(t) Minimum EBITDA. The Historical Financial Statements for the period commencing January 1, 2007 and ending June 30, 2007, delivered pursuant to Section 3.1(j) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Holdings shall have generated trailing 6 month Consolidated Adjusted EBITDA of at least $(500,000).

(u) No Material Adverse Change. Since December 31, 2006, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(v) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received copies of certified copies of such documents as Administrative Agent may reasonably request.

(w) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Section 4 herein and in each other Credit Document, certificate or other writing delivered to any Agent, Borrowing Base Agent, any Lender or any Issuing Bank pursuant hereto or thereto on or prior to the Closing Date are true and correct on and as of the Closing Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is expressly made as of an earlier date shall be required to be true and correct only as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from this Agreement or the other Credit Documents becoming effective in accordance with its or their respective terms.

(x) Legality. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, Borrowing Base Agent, any Lender or any Issuing Bank.

(y) Cash Management. The Agents and Borrowing Base Agent shall have received such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents and the Borrowing Base Agent, as the Agents and the Borrowing Base Agent may request with respect to the cash management system of Holdings and its Subsidiaries and Agents and Borrowing Base Agent shall be satisfied in their sole discretion with the cash management system of Holdings and its Subsidiaries.

(z) Intercompany Subordination Agreement. The Agents shall have received, in form and substance reasonably satisfactory to Agents, a copy of the Intercompany Subordination Agreement, duly executed by each Credit Party.

(aa) Funds Flow Agreement. The Flow of Funds Agreement duly executed by each Credit Party, each Agent and any other person party thereto.

(bb) Credit Card Processor Agreements. The Agents shall have received fully executed credit card processor agreements, in form and substance reasonably satisfactory to the Agents, from each bank and other financial institution that processes credit card receivables for each Credit Party.

(cc) Negative Pledges. The Collateral Agent shall have received (i) a duly executed negative pledge executed by NRF, pursuant to which NRF agrees that it has not and shall not grant liens or security interests or otherwise encumber any of its real property, personal property or other assets, other than to or for the benefit of the Agents, Borrowing Base Agent and the Lenders and (ii) a duly executed negative pledge executed by NRF (UK), pursuant to which NRF (UK) agrees that it has not and shall not grant liens or security interests or otherwise encumber any of its real property, personal property or other assets, other than to or for the benefit of the Agents, the Borrowing Base Agent and the Lenders.

(dd) Customer Agreement Consents. The Collateral Agent shall have received a consent agreement, in form and substance reasonably satisfactory to Agents, executed by Borrower, Collateral Agent and the applicable vendor of Borrower, with respect to each Customer Agreement of Borrower, which shall provide, among other things, that all payments due and owing to Borrower under such Customer Agreement shall be directly deposited in a blocked account under the control of the Collateral Agent or its sub-agent.

(ee) NRF. The Collateral Agent shall have received a evidence, in form and substance reasonably satisfactory to Agents, that the ownership of NRF has been transferred from the Borrower to Aftermarket Delaware Corporation.

(ff) Further Documentation. Agents shall have received, in form and substance reasonably satisfactory to Agents, such other agreements, instruments, approvals, opinions and other documents, as the Agents may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Borrowing Base Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Administrative Agent to procure, any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, together with a Borrowing Base Certificate as of such date;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the lesser of (i) the Borrowing Base then in effect and (ii) Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in each other Credit Document, certificate or other writing delivered to any Agent, Borrowing Base Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as may reasonably require in connection with the issuance of such Letter of Credit;

(vi) Payment of Fees, Etc. The Credit Parties shall have paid all fees, costs and expenses then payable by the Credit Parties pursuant to this Agreement and the other Credit Documents, including, without limitation, the Fee Letter, Section 2.10, and Section 10.2 hereof; and

(vii) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, Borrowing Base Agent, any Lender or any Issuing Bank.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer of Borrower in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided, that each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that

Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated hereby):

4.1 Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing (or the non-U.S. equivalent thereof) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date, of the name of Holdings and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Subsidiary. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date of the name of Holdings and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Subsidiary. Except as set forth on Schedule 4.2, as of the Closing Date, neither Holdings nor any of its Subsidiaries has any equity investments in any other corporation or entity.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Holdings and any of its Subsidiaries taken as a whole. Since the date of the audited Historical Financials, no Internal Control Event has occurred.

4.8 Projections. On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for each month during the fiscal period of Fiscal Year 2007, for each quarter during the fiscal period of Fiscal Year 2008, and for each year during the fiscal period of Fiscal Year 2007 through 2008 (including periodic projections for Holdings and its Subsidiaries, Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holdings’ Mexican Subsidiaries for each Fiscal month during the Fiscal Year in which the Closing Date takes place) (the “Projections”), are based on good faith estimates and assumptions made by the management of Holdings and as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable, which projected financial statements shall be updated from time to time pursuant to Section 5.1(i). Such Projections, as so updated, shall be believed by Holdings at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Holdings, and shall have been based on assumptions believed by Holdings to be reasonable at the time made and upon the best information then reasonably available to Holdings, and Holdings shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

4.9 No Material Adverse Change. Since December 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 No Restricted Junior Payments. Since December 31, 2006, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Holdings and its Subsidiaries have paid in full all sums owing or claimed for labor, materials, supplies, personal property, and services of every kind and character used, furnished or installed in or on any Real Estate Asset that are now due and owing and no claim for same exists or will be permitted to be created, except such claims as may arise in the ordinary course of business and that are not yet past due or such claims in which the failure to promptly pay could not reasonably be expected to result in a Material Adverse Effect or which are being disputed in good faith and proper reserves in such amounts as are required under GAAP have been established on Holdings’ and its Subsidiaries’ books and records.

4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13 Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) subject to Permitted Liens, valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, and the termination date and annual base rent under each of them. Each material agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no default has occurred and is continuing thereunder. Each such material agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Credit Party, no other party to any such material agreement is in default of its obligations thereunder, and no Credit Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

4.14 Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings or any of its Subsidiaries, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Holdings, any of its Subsidiaries or any predecessor in interest. Except as set forth on Schedule 4.14, neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility. None of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials, as defined or used in 40 C.F.R. Parts 260 270 or any state equivalent that individually or in the aggregate would have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws, including all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of Holdings or any of its Subsidiaries, could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15 No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All such Material Contracts, together with any updates provided pursuant to Section 5.1(1), are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.16 or in such updates).

4.17 Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other Federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. Except as provided on Schedule 4.19, neither Holdings nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreements. Neither Holdings nor any of its Subsidiaries has been or is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There has been and is (a) no unfair labor practice charge or complaint pending against Holdings or any of its Subsidiaries, or to the knowledge of Holdings and each of its Subsidiaries, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against Holdings or any of its Subsidiaries or to the knowledge of Holdings and its Subsidiaries, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) no labor union, labor organization, trade union, works council, or group of employees of Holdings or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the knowledge of Holdings and each of its Subsidiaries, no union representation question existing with respect to any of the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and each of its Subsidiaries, no labor union organizing activity with respect to any employees of Holdings or any of its Subsidiaries that is taking place, except (with respect to any matter specified in clause (a), (b), (c), or (d) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20 Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified (or has or will timely file an application for a favorable determination letter) and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. Neither Holdings, its Subsidiaries nor any of their ERISA Affiliates maintains or contributes to any Pension Plan that is subject to Title IV of ERISA or to any Multiemployer Plan, except as set forth on Schedule 4.20. No liability to the PBGC (other than required premium payments), the U.S. Department of Labor or the Internal Revenue Service has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates with respect to any Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, (other than any program covering only a select group of current or former management or highly compensated employees and their dependents or as set forth on Schedule 4.20) no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. Holdings has furnished or made available to Administrative Agent a copy of the most recent

Schedule B (Actuarial Information) to the Annual Report (Form 5500) filed by Holdings, any of its Subsidiaries, or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan. Neither Holdings nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received notice from any Multiemployer Plan of the assertion of material potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA). Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.22 Solvency. Each Credit Party is and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23 Intentionally Omitted.

4.24 Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with its (i) organizational documents and (ii) all material applicable statutes, regulations and orders of, and all material applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws, zoning, subdivision, construction, building and land use laws and ordinances with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries).

4.25 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or any of its Subsidiaries, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or any of its Subsidiaries to be reasonable at the time made. There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26 Terrorism Laws. Each Credit Party is in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27 Insurance. The properties of Holdings and each of its Subsidiaries are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses and such insurance complies with the requirements of Section 5.5. Schedule 4.27 sets forth a list of all insurance maintained by or on behalf of the Credit Parties and each of their Subsidiaries as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid.

4.28 Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Credit Parties hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

4.29 Security Interest in Collateral. The provisions of this Agreement and the other Credit Documents create legal, valid and enforceable Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, and such Liens constitute perfected and continuing First Priority Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties, except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

4.30 Affiliate Transactions. Except as set forth on Schedule 4.30 or pursuant to arms length transactions entered into in the ordinary course of business, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party or any Person with which any Credit Party has a business relationship or which competes with any Credit Party (except that any such Persons may own stock in (but not exceeding two percent (2.0%) of the outstanding equity interests of) any publicly traded company that may compete with a Credit Party.

4.31 Intellectual Property. Each Credit Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 4.31, and the use thereof by the Credit Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Credit Parties rights thereto are not subject to any licensing agreement or similar arrangement. Each Credit Party has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in its business (collectively, the “Business Trade Secrets”). To the best knowledge of each Credit Party, none of the Business Trade Secrets have been disclosed to any Person other than employees or contractors of the Credit Parties who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Business Trade Secrets and containing other terms reasonably necessary or appropriate for the protection and maintenance of such Business Trade Secrets. To the best knowledge of each Credit Party, no unauthorized disclosure of any Business Trade Secrets has been made.

4.32 Permits, Etc. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

4.33 Customers and Suppliers. Except as set forth on Schedule 4.33, there has been no actual or, to the best knowledge of any Credit Party, threatened termination, cancellation or limitation of, or adverse modification to or change in, the business relationship between (i) any Credit Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Credit Party are individually or in the aggregate material to the business or operations of such Credit Party, or (ii) any Credit Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Credit Party are individually or in the aggregate material to the business or operations of such Credit Party; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

4.34 Flood Zone. To the best knowledge of Holdings or any of its Subsidiaries, the Real Estate Assets are not located in areas identified by the Federal Emergency Management Agency as having special flood hazards; provided, however, that Holdings and any of its Subsidiaries hereby represent, without qualification, that, no Material Improvements are located in an area identified by the Federal Emergency Management Agency as having special flood hazards.

4.35 Operating Lease Obligations. On the Closing Date, none of the Credit Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 4.35.

4.36 No Action for Winding-Up or Bankruptcy. There has been no voluntary or involuntary action taken either by or against Holdings or any of its Subsidiaries for any such Person’s winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect if such Person or all or any material part of its assets.

4.37 Licensor Agreement. None of the Credit Parties is promoting, distributing or marketing any products that contain the “Modine” marks pursuant to the Aftermarket License Agreement, dated as of July 21, 2005, between Modine Manufacturing Company and Borrower, other than using Modine labels on shipping boxes that are in existence on the Closing Date and other than “Modine” marks on its website as of the Closing Date.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports.

Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a) Monthly Reports. As soon as available, and in any event (i) for the months ending June 30, 2007, July 31, 2007 and August 31, 2007, within forty (45) days after the end of each month (including months which began prior to the Closing Date) and (ii) for each month thereafter, within thirty (30) days after the end of each month, in each case, the balance sheet of each of Holdings and its Subsidiaries (on a consolidated and consolidating basis; which in the case of such consolidating basis, shall include Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holding’s Mexican Subsidiaries) as at the end of such month and the related statements of income and cash flows of each of Holdings and its Subsidiaries (on a consolidated and consolidating basis; which in the case of such consolidating basis, shall include Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holding’s Mexican Subsidiaries) for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and any operating reports prepared by management for such period;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating (which in the case of such consolidating basis, shall include Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holding’s Mexican Subsidiaries) balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating, which in the case of such consolidating basis, shall include Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holding’s Mexican Subsidiaries) statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the audited balance sheets of Holdings and its Subsidiaries and NRF and its Subsidiaries (on a consolidated and consolidating basis; which in the case of such consolidating basis, shall include Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holding’s Mexican Subsidiaries) as at the end of such Fiscal Year and the related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries (on a consolidated and consolidating basis; which in the case of such consolidating basis, shall include Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holding’s Mexican Subsidiaries) for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; (ii) on or prior to June 30 following such Fiscal Year, the “fiscal opinion” in respect of Proliance International de Mexico SA de CV as at the end of such Fiscal Year and (iii) with respect to such consolidated financial statements a report thereon of BDO Seidman, LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit (and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern), and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof, and (4) if Holdings is then subject to the audit requirement of Section 404 of the Sarbanes-Oxley Act of 2002, an attestation report as to management’s report on Holding’s internal control over financial reporting showing no Internal Control Event or Events;

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Sections 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Prompt written notice (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or (iv) the occurrence of any Internal Control Event which is required to be publicly disclosed of which any officer of Holdings has knowledge, which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

(g) Notice of Litigation. Prompt written notice of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Holdings to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any material Indebtedness of Holdings or its Subsidiaries or alleges any criminal misconduct by any Credit Party together in each case with such other information as may be reasonably available to Holdings or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly following the earlier of (x) an occurrence of or (y) knowledge that there will be an occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) upon request by Administrative Agent, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than fifteen (15) days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for the next succeeding Fiscal Year on a month to month basis beginning with Fiscal Year 2008 and such other information presented to the board of directors of Holdings (a “Financial Plan”), including (i) a forecasted consolidated and consolidating (which in the case of such consolidating basis, shall include Holdings and its Domestic Subsidiaries and Proliance International de Mexico SA de CV, NRF and its Subsidiaries and Holding's Mexican Subsidiaries) balance sheet and forecasted consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasts demonstrating projected compliance with the requirements of Section 6.7 through the final maturity date of the Loans, and (iii) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents and accompanied by a certificate from the chief financial officer of Holdings certifying that the projections contained therein are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made and at the time of delivery thereof;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors or Managing Members. With reasonable promptness, written notice of any change in the board of directors or managing members (or similar governing body) of Holdings or any of its Subsidiaries;

(l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or that is adverse to Administrative Agent or the Lenders or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) Intentionally Omitted;

(n) Information Regarding Collateral. (a) Each Credit Party will furnish to Collateral Agent prompt written notice, and in any event within thirty (30) days of such occurrence, of any change (i) in such Credit Party's corporate name, (ii) in such Credit Party's identity or corporate structure, or (iii) in such Credit Party's Federal taxpayer identification number. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Credit Party will furnish to Administrative Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral with a value in excess of $100,000 or interest therein. Each Credit Party also agrees promptly to notify Collateral Agent in writing if any material portion of the Collateral is lost, damaged or destroyed;

(o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), each Credit Party shall deliver to Collateral Agent an Officer's Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Aging Reports. Together with each delivery of financial statements of Holdings and each other Credit Party pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) (and, in the case of clause (ii) below, with each delivery of a Borrowing Base Certificate in accordance with Section 5.1(q)): (i) a summary of the Accounts aging report of each Credit Party as of the end of such period; (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period, and (iii) a report listing all Inventory of the Credit Parties, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location) and such other information as any Agent or Borrowing Base Agent may reasonably request, in each case, all in detail and in form and substance reasonably satisfactory to the Agents;

(q) Borrowing Base Certificate. On Monday of each week (and in the case of clause (i) below, together with each Funding Notice or Issuance Notice): (i) a Borrowing Base Certificate, current as of the close of business on the last Business Day of the immediately preceding week (or Friday of the immediately preceding week, as the case may be), supported by schedules showing the derivation thereof and containing such detail and other information as the

Administrative Agent or the Borrowing Base Agent may reasonably request from time to time; provided that (1) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents and the Borrowing Base Agent but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents and the Borrowing Base Agent, unless any Agent or the Borrowing Base Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to Borrower, (2) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the more conservative approach of such Agent's or Borrowing Base Agent's good faith business judgment shall control and (3) the Inventory shall be updated on a monthly basis component of the Borrowing Base; and (ii) until such time as Availability exceeds $10,000,000 for at least 30 consecutive days, and thereafter upon the Administrative Agent's request, a rolling thirteen (13) week cash forecast, in each case, all in detail and in form reasonably satisfactory to the Administrative Agent and the Borrowing Base Agent. Without limiting any other rights of Administrative Agent and the Borrowing Base Agent, upon Administrative Agent's or Borrowing Base Agent's request, Borrower shall provide Administrative Agent and Borrowing Base Agent on a daily basis with a schedule of Accounts, collections received and credits issued on a daily basis and inventory reports prepared on a monthly or more frequent basis as the Administrative Agent or Borrowing Base Agent may, in good faith, request in the event that at any time either (such schedule of Accounts, collections received and credits issued and inventory report, collectively, the “Daily Collateral Reporting”): (1) an Event of Default or Default, shall exist or have occurred, or (2) Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with this Section 5.1(q), or (3) upon Administrative Agent's or Borrowing Base Agent's good faith belief, any information contained in any Borrowing Base Certificate provided under this Section 5.1(q) is incomplete, inaccurate or misleading, or (4) Availability is less than $10,000,000 (it being understood that once the Borrower is required by Administrative Agent or Borrowing Agent to provide Daily Collateral Reporting on a daily basis in accordance with this Section 5.1(q), the Borrower shall continue to provide Daily Collateral Reporting to Administrative Agent and Borrowing Base Agent on a daily basis unless and until (x) no Event of Default or Default has occurred and are then continuing, (y) Availability exceeds $10,000,000 for at least 30 consecutive days, and (z) the Borrower has otherwise complied with its obligation to deliver Daily Collateral Reporting to Administrative Agent and Borrowing Base Agent in accordance with the provisions hereof and such Daily Collateral Reporting is complete and accurate (and not misleading) in all respects, in Administrative Agent’s and Borrowing Base Agent's reasonable discretion; thereafter, the Borrower shall deliver Borrowing Base Certificates in accordance with this Section 5.1(q)). Notwithstanding the foregoing, the parties to this Agreement hereby agree that the Borrower shall provide Daily Collateral Reporting to Administrative Agent and Borrowing Base Agent on a daily basis until the conditions in sub-clauses (x), (y) and (z) are satisfied;

(r) Tax Returns. As soon as practicable and in any event within thirty (30) days following the filing thereof, copies of each Federal income tax return filed by or on behalf of any Credit Party;

(s) Good Standing Certificates. Within ten (10) days of each anniversary of the Closing Date, a certificate of good standing for each Credit Party from the appropriate governmental officer in its jurisdiction of incorporation, formation or organization;

(t) Rate Management Transactions. As soon as practicable and in any event within fifteen (15) days of the occurrence thereof, written notice of any Credit Party's entry into a Rate Management Transaction and, as soon as practicable and in any event within thirty (30) days of the end of each calendar month, the aggregate Net Mark-to-Market Exposure of Holdings and each other Credit Party under any Rate Management Transactions as at the end of such month;

(u) Violations of Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Capital Stock of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act; and

(v) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party (other than any routine inquiry), (C) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof and (C) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, that no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person's board of directors, managing members (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine in excess of $50,000 accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefore, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). Each Credit Party will (a) withhold from each payment made to any of its past or present employees, officers or directors, and to any non resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any applicable laws and (b) collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any applicable laws.

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

5.5 Insurance. Holdings will maintain and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations (including, without limitation, comprehensive general liability, environmental liability, hazard, rent, property, credit and business interruption insurance) with respect to its properties (including all equipment and Inventory and all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties, as the loss payee thereunder and provides for at least thirty (30) days' prior written notice to Collateral Agent of any modification or cancellation of such policy and that no act or default of Holdings or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies in case of loss or damage.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to conduct audits, valuations and/or field examinations of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Credit Parties authorize such accountants to discuss with Administrative Agent and Lender and such representatives the affairs, finances and accounts of Holdings and its Subsidiaries. The Credit Parties agree to pay the (i) the examiner's out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the costs of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents, Borrowing Base Agent and the Lenders; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be responsible to pay for the costs of four (4) field audits, three (3) inventory appraisals, one (1) machinery and equipment appraisal and one (1) real estate appraisal, in each case in any calendar year. The Credit Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties' assets for internal use by Administrative Agent and the Lenders. After the occurrence and during the continuance of any Event of Default, each Credit Party shall provide Administrative Agent and each Lender with access to its customers and suppliers.

5.7 Lenders Meetings. Holdings and its Subsidiaries will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the corporate offices of Holdings (or at such other location as may be agreed to by Holdings and Administrative Agent) at such time as may be agreed to by Holdings and Administrative Agent.

5.8 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all material applicable laws, rules, statutes, regulations and orders of any Governmental Authority (including all Environmental Laws). Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

5.9 Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings or any of its Subsidiaries discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any unpermitted Release required to be reported to any Federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, no cure to a violation or to discharge an obligation under an Environmental Claim is required (subject to the approval of the Requisite Lenders, which approval will not be unreasonably withheld) while the Credit Party is contesting in good faith the underlying violation, Environmental Claim or obligations.

(c) Right of Access and Inspection. With respect to any event described in Section 5.9(a), or if an Event of Default has occurred and is continuing, or if Administrative Agent reasonably believes that Holdings or any Subsidiary has breached any representation, warranty or covenant related to environmental matters (including those contained in Sections 4.11, 4.14, 5.8 or 5.9):

(i) Administrative Agent and its representatives shall have the right, but not the obligation or duty, to enter the Facilities at reasonable times for the purposes of observing the Facilities. Such access shall include, at the reasonable request of Administrative Agent, access to relevant documents and employees of Holdings and its Subsidiaries and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, the Credit Parties shall conduct such tests and investigations on the Facilities or relevant portion thereof, as reasonably requested by Administrative Agent, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing, and if a Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of Administrative Agent, Administrative Agent may hire an independent engineer, at the Credit Parties’ expense, to conduct such tests and investigations. Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facility

(ii) Any observations, tests or investigations of the Facilities by or on behalf of Administrative Agent shall be solely for the purpose of protecting the Lenders security interests and rights under the Credit Documents. The exercise of Administrative Agent’s rights under this Subsection (c) shall not constitute a waiver of any default of any Credit Party or impose any liability on Administrative Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Credit Party nor any other party is entitled to rely on any observation, test or investigation by or on behalf of Administrative Agent. Administrative Agent and the Lenders owe no duty of care to protect any Credit Party or any other party against, or to inform any Credit Party or any other party of, any

Hazardous Materials or any other adverse condition affecting any of the Facilities. Administrative Agent may, in its sole discretion, disclose to the applicable Credit Party, or to any other party if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of Administrative Agent to disclose any such report or finding to any third party, then Administrative Agent shall endeavor to give the applicable Credit Party prior notice of such disclosure and afford such Credit Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford such Credit Party the opportunity to object or defend against such disclosure shall not result in any liability to Administrative Agent. Each Credit Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Credit Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Credit Party without advice or assistance from Administrative Agent.

(d) If counsel to Holdings or any of its Subsidiaries reasonably determines (1) that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then Holdings or its Subsidiary shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Administrative Agent, Holdings and its Subsidiaries shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.

5.10 Subsidiaries. In the event that any Person becomes a Subsidiary of Holdings, Holdings shall promptly and, in any event, within five (5) Business Days following such Person becoming a Subsidiary (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1. In the event that any Person becomes a Foreign Subsidiary of Holdings, and the ownership interests of such Foreign Subsidiary are owned by Holdings or by any Domestic Subsidiary thereof, Holdings shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1, and Holdings shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1 necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties (subject to any Permitted Liens), under the Pledge and Security Agreement in sixty five percent (65%) of such ownership interests. With respect to each such Subsidiary, Holdings shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Holdings; provided, that such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11 Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, promptly and, in any event, within five (5) Business Days following the acquisition of such Material Real Estate Asset, or promptly and, in any event, within five (5) Business Days after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1 with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets (subject to any Permitted Liens). In addition to the foregoing, Holdings shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12 [RESERVED].

5.13 Interest Rate Protection. No later than one hundred eighty (180) days following the Closing Date and at all times thereafter, Holdings shall enter into, and shall thereafter maintain, or caused to be maintained, one or more Interest Rate Agreements which shall be either interest rate cap agreements or interest rate collar agreements or interest rate swap agreements that are unsecured (unless otherwise approved in writing by the Agents) with one or more financial institutions acceptable to Administrative Agent for a term of not less than two (2) years and otherwise in form and substance reasonably satisfactory to Administrative Agent, which Interest Rate Agreements shall effectively limit the Unadjusted LIBOR Rate Component of the interest costs to Holdings with respect to an aggregate notional principal amount of not less than $25 million of the aggregate principal amount of the Tranche A Term Loans outstanding from time to time (based on the assumption that such notional principal amount was a LIBOR Rate Loan with an Interest Period of three months).

5.14 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.22. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of each Subsidiary of Holdings (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.15 Miscellaneous Business Covenants. Unless otherwise consented to by Agents, Borrowing Base Agent and Requisite Lenders:

(a) Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including with respect to blocked account arrangements.

(c) Conduct of Business. Holdings and its Subsidiaries shall continue to engage in business of the same general types as now conducted by them.

5.16 Use of Proceeds. The proceeds of the Loans will be used only to refinance the Existing Indebtedness, for working capital and general corporate purposes and to pay fees and expenses relating to such refinancing and the transactions contemplated by this Agreement. The Letters of Credit will be used for working capital and general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

5.17 Post Closing Matters. Holdings shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.17 (including, without limitation, entering into Mexican security documents in form and substance reasonably satisfactory to Agents) on or before the date specified for such requirement or such later date to be determined by the Administrative Agent.

5.18 Dutch Parallel Debts.

(a) Dutch Parallel Debts.

(i) Each of the Borrower and the Guarantors undertakes with the Collateral Agent to pay to the Collateral Agent its Dutch Parallel Debts.

(ii) This Section 5.18(a) is:

(A) for the purposes of ensuring the validity and effect of any security interest in the Collateral which is governed by the laws of The Netherlands and granted or to be granted by Borrower or any Guarantor pursuant to the terms of the Credit Documents; and

(b) without prejudice to the other provisions of the Credit Documents.

(iii) Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Collateral Agent, any other Agent and any Lender as joint creditors of any Underlying Debt.

(b) Fallback Position.

(i) Notwithstanding any provision to the contrary contained in Section 5.18(a)(i), if any Dutch Parallel Debt constitutes the Collateral Agent as a joint creditor with any other Agent or any Lender, the Collateral Agent may determine (at its discretion) that any such Dutch Parallel Debts shall be combined into one single Dutch Parallel Debt (a “Combined Dutch Parallel Debt”), whereupon those Dutch Parallel Debts shall be combined into a Combined Dutch Parallel Debt:

(A) the amount of a combined Dutch Parallel Debt shall be equal to the aggregate amount of all of the Underlying Debts combined into it;

(B) which shall, if the Underlying Debts are expressed in different currencies, be expressed in such of those currencies as the Collateral Agent may determine;

(C) which shall, if the Underlying Debts combined into it fall due at different times, fall due in parts corresponding to those Underlying Debts (but otherwise in accordance with Section 2.11) and

(D) to which this Agreement shall otherwise apply as if the Dutch Combined Parallel Debt were a Dutch Parallel Debt.

(ii) If any Underlying Debt is avoided or reduced other than (A) as a result of payment to, or recovery or discharge by, the Agent or Lender to which the Underlying Debt is owed; or (B) otherwise with the consent of such Agent or Lender, then the amount of the Dutch Parallel Debt corresponding to that Underlying Debt shall be equal to the amount that the Underlying Debt would have been if the avoidance or reduction had not occurred.

(c) Payment.

(i) No Borrower or Guarantor may pay any Dutch Parallel Debt other than at the instruction of, and in the manner determined by, the Collateral Agent.

(ii) Without prejudice to subclause (c)(i) above, no Borrower or Guarantor shall be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due.

(iii) All payments to be made by Borrower or a Guarantor in respect of its Dutch Parallel Debts shall be calculated and be made without (and clear of any deduction for) set-off or counterclaim.

(iv) Any payment made, or amount recovered, in respect of Borrower's or a Guarantor's Dutch Parallel Debts shall reduce the Underlying Debts owed to an Agent or Lender by the amount which that Agent or Lender has received out of any such payment or recovery under the Loan Documents.

(d) Collateral Agent. Notwithstanding any provision to the contrary contained in any Loan Document, in relation to the Dutch Parallel Debts and any security governed by the laws of The Netherlands:

(i) the Collateral Agent shall (and the Lenders and the Administrative Agent hereby authorize the Collateral Agent to) act in its own name and not as agent of any other Agent or Lender (but always for the benefit of any such Agents, Borrowing Base Agent and Lenders in accordance with the provisions of the Loan Documents); and

(ii) the rights, powers and authorities vested in the Collateral Agent pursuant to the Loan Documents are subject to any mandatory restrictions imposed by the laws of the Netherlands.

5.19 NRF Financing. If at any time Holdings shall reasonably request the Agents and Lenders to do so, Credit Parties shall enter into an amendment to this Agreement or a separate credit agreement, on terms and conditions, and in form and substance, reasonably satisfactory to the Agents and the Lenders that shall provide that NRF shall borrow not less than $10,000,000 and not more than $15,000,000 from the Agents and the Lenders holding Tranche A Term Loan Exposure, in a separate credit agreement, on terms and conditions substantially the same as set forth in this Agreement with respect to the Tranche A Term Loan (provided that such new borrowing shall have a different maturity date from the Tranche A Term Loan) and otherwise be reasonably satisfactory to the Agents and the Lenders, which terms and conditions shall include without limitation, that (x) NRF shall grant a perfected, first priority security interest in all of its assets to the Collateral Agent, for the benefit of the Agents and Lenders to secure such new borrowings of NRF, and (y) Borrower and each of its Subsidiaries shall guarantee such borrowings by NRF and grant a perfected security interest in all of their assets to the Collateral Agent, for the benefit of the Agents and Lenders to secure the obligations under such guaranty. Silver Point and/or or one or more of its Affiliates or Related Funds shall use commercially reasonable efforts to provide, at a commercially reasonable interest rate, working capital financing to NRF to replace the financing provided by Fortis Bank if Fortis Bank is no longer willing to provide such financing to NRF, provided that any such financing by Silver Point and/or or one or more of its Affiliates or Related Funds shall be subject to (A) their satisfactory completion of business and legal due diligence of NRF and its Subsidiaries and (B) their credit approval.

5.20 Manufacturera Mexicana De Partes De Automoviles SA de CV. On or before the date that is 90 days after the Closing Date, Credit Parties shall have caused Aftermarket Delaware Corporation to transfer all of its equity in Manufacturera Mexicana De Partes De Automoviles SA de CV to a directly wholly-owned Domestic Subsidiary of Aftermarket Delaware Corporation, reasonably acceptable to the Agents on terms and conditions and pursuant to documents reasonably acceptable to the Agents and, to the extent the equity of such Domestic Subsidiary has not previously been pledged to secure the Collateral, pledge 100% of its equity interest in such Domestic Subsidiary to secure the Obligations and such Domestic Subsidiary shall take all actions required of each such Domestic Subsidiary under Section 5.10, including, without limitation, becoming a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement. Thereafter, on or before the date that is 90 days after the Closing Date, Credit Parties shall have caused Aftermarket Delaware Corporation to transfer all of the equity of such Domestic Subsidiary that holds the equity in Manufacturera Mexicana De Partes De Automoviles SA de CV formerly held by Aftermarket Delaware Corporation to Borrower on terms and conditions and pursuant to documents reasonably acceptable to the Agents and Borrower shall pledge 100% of its equity interest in such Domestic Subsidiary to secure the Obligations. After giving effect to the transfers referred to above, Aftermarket Delaware Corporation's only assets shall be its equity ownership in NRF and the intercompany Indebtedness owed by Borrower to Aftermarket Delaware Corporation and the only asset owned by such Domestic Subsidiary shall be its equity ownership of Manufacturera Mexicana De Partes De Automoviles SA de CV and each such entity shall have no liabilities other than under this Agreement and the other Credit Documents. The Credit Parties hereby agree that they shall indemnify the Agents, Borrowing Base Agent, Aftermarket Delaware Corporation and the Lenders for all costs and expenses (including, without limitation, any tax liability) incurred in connection with the transfers contemplated by this Section 5.20.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Guarantor to Borrower or to any other Guarantor, or of Borrower to any Guarantor; provided, that, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) no adverse tax consequences shall result from the incurrence of such Indebtedness;

(c) Indebtedness of NRF described in clause (i) of Section 5.19;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary Deposit Accounts maintained by a Credit Party as part of its ordinary cash management program;

(f) Performance guaranties in the ordinary course of business and consistent with historic practices of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(g) guaranties by Borrower of Indebtedness of a Subsidiary that guarantees the Obligations of Borrower hereunder or guaranties by a Subsidiary of Borrower whose Obligations are guaranteed by such Subsidiary of Indebtedness of Borrower or a Subsidiary of Borrower that guarantees the Obligations of Borrower with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(h) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof, including those relating to amortization, maturity, collateral and subordination, are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended and are otherwise on prevailing market terms and conditions, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, that such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i) Indebtedness of Holdings or any of its Subsidiaries with respect to Capital Leases; provided, that the principal amount of such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under clause (j) below, shall not exceed at any time $2,000,000 in the aggregate for all Credit Parties;

(j) purchase money Indebtedness of Holdings or any of its Subsidiaries; provided, that, (i) any such Indebtedness (A) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (B) shall constitute not less than ninety five percent (95%) of the aggregate consideration paid with respect to such asset, and (ii) the aggregate amount of all such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under clause (i) above, shall not exceed at any time $2,000,000 in the aggregate for all Credit Parties;

(k) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, operating leases and short term Indebtedness owed to vendors) arising in the ordinary course of Holdings’ or such Subsidiary’s businesses;

(l) Indebtedness arising from judgments or decrees in circumstances not constituting an Event of Default under Section 8.1(h);

(m) Indebtedness of NRF (other than Indebtedness described in clause (c) above and clause (o) below) in an aggregate amount at any time not to exceed €5,000,000 (including any undrawn amounts under any credit facility); provided, that for the period up to ten (10) days after the Closing Date, such amount shall be permitted to be €6,500,000;

(n) obligations under Interest Rate Agreements and Currency Agreements not entered into for speculative purposes and approved by the Administrative Agent;

(o) Indebtedness of a Subsidiary of Holdings that is not a Guarantor to Holdings or any Guarantor; provided, that, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be secured pursuant to agreements reasonably satisfactory to Administrative Agent, and (iii) the aggregate principal amount of all such Indebtedness shall not exceed $3,000,000 at any time outstanding; and

(p) Indebtedness of Holdings or any Guarantor to NRF; provided, that, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, (ii) the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding and (iii) no adverse tax consequences shall result from the incurrence of such Indebtedness;

provided, that no Indebtedness otherwise permitted by clauses (c), (h), (i), or (j) shall be assumed, created, or otherwise refinanced if a Default or Event of Default has occurred or would result therefrom.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or Accounts and any Security) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or other jurisdiction or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money, lease-purchase agreements, or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) attachments, judgments and other similar Liens (other than any judgment that is described in Section 8.1(h) and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed within 30 days and claims secured thereby are being actively contested in good faith by appropriate proceedings;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or affect in any material respect the use, value or operations of any Closing Date Mortgaged Property or Material Real Estate Asset or the ordinary conduct of the business of Holdings or such Subsidiary;

(i) Liens described in Schedule 6.2 or on a Title Policy delivered pursuant to Section 3.1(g)(iv);

(j) Liens existing on the Closing Date described in Schedule 6.2 and any renewals or refinancing of the Indebtedness secured thereby to the extent permitted by Section 6.1(i);

(k) Liens securing Indebtedness permitted pursuant to Section 6.1(i) or (j); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and shall be created substantially simultaneously with the acquisition of such asset;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(c) and Section 6.1(o); and

(n) Liens in favor of Enterex Industrial Co., Ltd.; provided that, such Liens are subject to the Intercreditor Agreement.

6.3 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.8 and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.4 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (i) Holdings’ Subsidiaries may make Restricted Junior Payments to Holdings and (ii) Holdings may make Restricted Junior Payments to Paul S. Wilhide consisting of (x) an increase in the liquidation preference of the 12,781 outstanding shares of Series Preferred B Stock of Holdings held by Paul S. Wilhide on the Closing Date from $100 per share to $348.3727 per share and (y) a cash dividend plus interest and a cash bonus in an aggregate amount not to exceed $1,350,000. Nothing contained in this Section 6.4 shall operate to permit or authorized the payment of any management or similar fee to Affiliates unless such payment is also permitted under Section 6.11 and Section 6.21.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any other Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (c) make loans or advances to Holdings or any other Subsidiary of Holdings, or (d) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business to the extent such agreements are permitted hereunder, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) under Contingent Obligations in existence on the date hereof, (v) under applicable law, and (vi) any agreements relating to permitted Indebtedness incurred by a Subsidiary prior to the date of acquisition by the Borrower or another Subsidiary. No Credit Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligation which would prohibit a Subsidiary of Holdings from becoming a Credit Party.

6.6 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Except as set forth on Schedule 6.6, Investments in Cash and Cash Equivalents; provided, that, the aggregate amount of Cash and Cash Equivalents permitted to be held pursuant to this clause (a) shall not exceed $250,000 for any period of five (5) consecutive days;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly owned Guarantor Subsidiaries of Holdings;

(c) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b) and Section 6.1(o);

(e) Consolidated Capital Expenditures permitted by Section 6.7(d);

(f) Investments consisting of Interest Rate Agreements otherwise permitted by Section 6.1.

(g) Investments described in Schedule 6.6;

(h) other Investments in an aggregate amount not to exceed at any time $100,000; and

(i) Guarantees otherwise permitted by Section 6.1.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4. Notwithstanding the foregoing, no Investment otherwise permitted by clause (d), (f), (g) or (h) shall be permitted if any Default or Event of Default has occurred and is continuing or would result therefrom.

6.7 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any testing period, beginning with the six (6) months ending September 30, 2007, to be less than the correlative ratio indicated:

Period	Fixed Charge Coverage Ratio
6 months ending September 30, 2007	1.20:1.00
12 months ending December 31, 2007	0.90:1.00
12 months ending December 31, 2008	1.10:1.00
12 months ending December 31, 2009	1.30:1.00
12 months ending December 31, 2010	1.40:1.00
12 months ending December 31, 2011	1.50:1.00

(b) Senior Leverage Ratio. Holdings shall not permit the Senior Leverage Ratio as of the last day of any testing period, beginning with the 9 months ending September 30, 2007, to exceed the correlative ratio indicated:

Period	Senior Leverage Ratio
9 months ending September 30, 2007	5.00:1.00
12 months ending December 31, 2007	3.60:1.00
12 months ending December 31, 2008	2.00:1.00
12 months ending December 31, 2009	2.00:1.00
12 months ending December 31, 2010	2.00:1.00
12 months ending December 31, 2011	2.00:1.00

(c) Consolidated Adjusted EBITDA. Holdings shall not permit Consolidated Adjusted EBITDA as at the end of the applicable testing period below, beginning with the three months ending September 30, 2007, for the applicable period set forth below then ended to be less than the correlative amount indicated:

Period	Consolidated Adjusted EBITDA
3 months ending September 30, 2007	$10,300,000
12 months ending December 31, 2007	$18,300,000
12 months ending December 31, 2008	$27,000,000
12 months ending December 31, 2009	$30,000,000
12 months ending December 31, 2010	$33,200,000
12 months ending December 31, 2011	$36,700,000

(c) Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for all of its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
2007	$5,500,000
2008	$9,000,000
2009	$9,000,000
2010	$9,000,000
2011	$9,000,000
2012	$9,000,000

Anything to the foregoing notwithstanding, (i) in the event that the amount of Consolidated Capital Expenditures permitted to be made by Holdings and its Subsidiaries pursuant to hereto in any period (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (i)) is greater than the amount of such Consolidated Capital Expenditures actually made by Holdings and its Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Consolidated Capital Expenditures in the succeeding year in an aggregate amount equal to 50% of such excess amount, and (ii) Consolidated Capital Expenditures made pursuant to this Section 6.7(d) during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above (without giving effect to amounts carried over from any prior fiscal year pursuant to clause (i) above) and second, in respect of the excess amount carried over from any prior fiscal year pursuant to clause (i) above.

(e) Maximum Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any personal property under leases or agreements to lease other than (A) obligations in respect of Capital Leases which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Closing Date owing by all Credit Parties and their Subsidiaries to exceed $800,000 in any Fiscal Year, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Credit Parties and their Subsidiaries (x) in any Fiscal Year to exceed $10,300,000 and (y) during the term of this Agreement to exceed $51,500,000; provided, that if any branches are sold, the amounts set forth in this sub-clause (B) shall be reduced by the amount of the Operating Lease Obligation that corresponds to such sold branch.

(f) Fixed Charge Coverage Ratio. Holdings’ Domestic Subsidiaries and Proliance International de Mexico SA de CV shall not permit the Fixed Charge Coverage Ratio as of the last day of any testing period, beginning with the nine (9) months ending September 30, 2007, to be less than the correlative ratio indicated:

Period	Fixed Charge Coverage Ratio
9 months ending September 30, 2007	0.60:1.00
12 months ending December 31, 2007	0.80:1.00
12 months ending March 31, 2008	1.00:1.00
12 months ending June 30, 2008	1.40:1.00
12 months ending September 30, 2008	1.40:1.00

Period	Fixed Charge Coverage Ratio
12 months ending December 31, 2008	1.40:1.00
12 months ending March 31, 2009	1.50:1.00
12 months ending June 30, 2009	1.50:1.00
12 months ending September 30, 2009	1.50:1.00
12 months ending December 31, 2009	1.50:1.00
12 months ending March 31, 2010	1.60:1.00
12 months ending June 30, 2010	1.60:1.00
12 months ending September 30, 2010	1.60:1.00
12 months ending December 31, 2010	1.60:1.00
12 months ending March 31, 2011	1.70:1.00
12 months ending June 30, 2011	1.70:1.00
12 months ending September 30, 2011	1.70:1.00
12 months ending December 31, 2011	1.70:1.00
12 months ending March 31, 2012	1.80:1.00
12 months ending June 30, 2012	1.80:1.00

(g) Senior Leverage Ratio. Holdings’ Domestic Subsidiaries and Proliance International de Mexico SA de CV shall not permit the Senior Leverage Ratio as of the last day of any testing period, beginning with the nine (9) months ending September 30, 2007, to exceed the correlative ratio indicated:

Period	Senior Leverage Ratio
9 months ending September 30, 2007	6.70:1.00
12 months ending December 31, 2007	4.70:1.00
12 months ending March 31, 2008	3.60:1.00
12 months ending June 30, 2008	2.70:1.00
12 months ending September 30, 2008	2.10:1.00
12 months ending December 31, 2008	2.00:1.00
12 months ending March 31, 2009 and each quarter ending thereafter	2.00:1.00

(h) Consolidated Adjusted EBITDA. Holdings’ Domestic Subsidiaries and Proliance International de Mexico SA de CV shall not permit Consolidated Adjusted EBITDA as at the end of any testing period, beginning with the month ending July 31, 2007, for the applicable period then ended to be less than the correlative amount indicated:

Period	Consolidated Adjusted EBITDA
1 month ending July 31, 2007	$1,300,000
2 months ending August 31, 2007	$4,500,000
3 months ending September 30, 2007	$7,600,000
4 months ending October 31, 2007	$9,900,000
5 months November 30, 2007	$12,000,000

Period	Consolidated Adjusted EBITDA
12 months ending December 31, 2007	$13,700,000
12 months ending March 31, 2008	$17,800,000
12 months ending June 30, 2008	$24,000,000
12 months ending September 30, 2008	$25,400,000
12 months ending December 31, 2008	$25,400,000
12 months ending March 31, 2009	$26,150,000
12 months ending June 30, 2009	$26,900,000
12 months ending September 30, 2009	$27,650,000
12 months ending December 31, 2009	$28,400,000
12 months ending March 31, 2010	$29,150,000
12 months ending June 30, 2010	$29,900,000
12 months ending September 30, 2010	$30,650,000
December 31, 2010	$31,400,000
March 31, 2011	$32,150,000
June 30, 2011	$32,900,000
September 30, 2011	$33,650,000
December 31, 2011	$34,400,000
March 31, 2012	$35,150,000
June 30, 2012	$35,900,000

(i) Maximum Consolidated Capital Expenditures. Holdings’ Domestic Subsidiaries and Proliance International de Mexico SA de CV shall not, and shall not permit their Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for all of its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
2007	$2,600,000
2008	$6,300,000
2009	$7,000,000
2010	$7,000,000
2011	$7,000,000
2012	$7,000,000

Anything to the foregoing notwithstanding, (i) in the event that the amount of Consolidated Capital Expenditures permitted to be made by Holdings’ Domestic Subsidiaries and Proliance International de Mexico SA de CV and their Subsidiaries pursuant to hereto in any period (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (i)) is greater than the amount of such Consolidated Capital Expenditures actually made by Holdings’ Domestic Subsidiaries and Proliance International de Mexico SA de CV and their Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Consolidated Capital Expenditures in the succeeding year in an aggregate amount equal to 50% of such excess amount, and (ii) Consolidated Capital Expenditures made pursuant to this Section 6.7(i) during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above (without giving effect to amounts carried over from any prior fiscal year pursuant to clause (i) above) and second, in respect of the excess amount carried over from any prior fiscal year pursuant to clause (i) above.

(j) Maximum Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any personal property under leases or agreements to lease other than (A) obligations in respect of Capital Leases which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Closing Date owing by all Credit Parties and their Subsidiaries to exceed $750,000 in any Fiscal Year, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Holdings’ Domestic Subsidiaries and Proliance International de Mexico SA de CV and their Subsidiaries (x) in any Fiscal Year to exceed $9,000,000 and (y) during the term of this Agreement to exceed $45,000,000; provided, that if any branches are sold, the amounts set forth in this sub-clause (B) shall be reduced by the amount of the Operating Lease Obligation that corresponds to such sold branch.

(k) NRF Consolidated Total Debt. NRF shall not permit Consolidated Total Debt as of the last day of the period specified below, beginning with the three months ending June 30, 2007, to exceed the applicable amount indicated:

Period	Consolidated Total Debt
3 months ending June 30, 2007	€5,000,000
3 months ending September 30, 2007	€3,500,000
12 months ending December 31, 2007	€1,000,000
12 months ending March 31, 2008	€3,500,000
12 months ending June 30, 2008	€5,000,000
12 months ending September 30, 2008	€3,500,000
12 months ending December 31, 2008	€1,000,000
12 months ending March 31, 2009	€3,500,000
12 months ending June 30, 2009	€5,000,000
12 months ending September 30, 2009	€3,500,000
12 months ending December 31, 2009	€1,000,000
12 months ending March 31, 2010	€3,500,000
12 months ending June 30, 2010	€5,000,000
12 months ending September 30, 2010	€3,500,000
12 months ending December 31, 2010	€1,000,000
12 months ending March 31, 2011	€3,500,000

Period	Consolidated Total Debt
12 months ending June 30, 2011	€5,000,000
12 months ending September 30, 2011	€3,500,000
12 months ending December 31, 2011	€1,000,000
12 months ending March 31, 2012	€3,500,000
12 months ending June 30, 2012	€5,000,000

(l) NRF Consolidated Adjusted EBITDA. NRF shall not permit Consolidated Adjusted EBITDA as at the end of any testing period, beginning with the one (1) month ending July 31, 2007, for the applicable period then ended to be less than the correlative amount indicated:

Period	Consolidated Adjusted EBITDA
1 month ending July 31, 2007	$820,000
2 months ending August 31, 2007	$1,650,000
3 months ending September 30, 2007	$2,250,000
4 months ending October 31, 2007	$2,650,000
5 months November 30, 2007	$3,125,000
12 months ending December 31, 2007	$4,590,000
12 months ending March 31, 2008	$4,840,000
12 months ending June 30, 2008	$5,090,000
12 months ending September 30, 2008	$5,340,000
12 months ending December 31, 2008	$5,590,000

Period	Consolidated Adjusted EBITDA
12 months ending March 31, 2009	$5,840,000
12 months ending June 30, 2009	$6,090,000
12 months ending September 30, 2009	$6,340,000
12 months ending December 31, 2009	$6,590,000
12 months ending March 31, 2010	$6,840,000
12 months ending June 30, 2010	$7,000,000
12 months ending September 30, 2010	$7,000,000
December 31, 2010	$7,000,000
March 31, 2011	$7,000,000
June 30, 2011	$7,000,000
September 30, 2011	$7,000,000
December 31, 2011	$7,000,000
March 31, 2012	$7,000,000
June 30, 2012	$7,000,000

(m) Maximum Consolidated Capital Expenditures. NRF shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for all of its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
2007	€2,000,000
2008	€3,000,000
2009	€3,000,000
2010	€ 2,000,000
2011	€2,000,000
2012	€2,000,000

Anything to the foregoing notwithstanding, (i) in the event that the amount of Consolidated Capital Expenditures permitted to be made by NRF and its Subsidiaries pursuant to hereto in any period (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (i)) is greater than the amount of such Consolidated Capital Expenditures actually made by NRF and its Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Consolidated Capital Expenditures in the succeeding year in an aggregate amount equal to 50% of such excess amount, and (ii) Consolidated Capital Expenditures made pursuant to this Section 6.7(m) during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above (without giving effect to amounts carried over from any prior fiscal year pursuant to clause (i) above) and second, in respect of the excess amount carried over from any prior fiscal year pursuant to clause (i) above.

(n) Maximum Lease Obligations. NRF shall not create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any personal property under leases or agreements to lease other than (A) obligations in respect of Capital Leases which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Closing Date owing by NRF and its Subsidiaries in any Fiscal Year to exceed €100,000, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by NRF and its Subsidiaries (x) in any Fiscal Year to exceed $900,000 and (y) during the term of this Agreement to exceed $4,500,000; provided, that if any branches are sold, the amounts set forth in this sub-clause (B) shall be reduced by the amount of the Operating Lease Obligation that corresponds to such sold branch.

Notwithstanding anything to the contrary contained in this Section 6.7, after the date the Borrower has repaid the Tranche A Term Loan in amount equal to at least $20,000,000, (1) Sections 6.7(f) through (n) shall (A) no longer be applicable, (B) not be tested after such date of repayment and (C) be deemed to have been deleted from this Agreement and (2) after such date of repayment, all the financial covenants set forth in Sections 6.7(a) through (e) shall be tested on a quarterly basis for the four (4) quarter period then ended and Borrower and the Administrative Agent and the Required Lenders shall negotiate in good faith to determine such quarterly financial covenants based on the same criteria used for establishing the existing annual financial covenants and, in the event that the Borrower and the Administrative Agent and the Required Lenders are unable to agree upon the quarterly financial covenants and enter into an amendment to this Agreement providing for the quarterly financial covenants, in each case, on or before the date that is 30 days after the date of such repayment, the existing annual financial covenant levels for the succeeding year shall be used for each quarterly period within such succeeding year.

6.8 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Holdings may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, that, in the case of such a merger, Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person;

(b) sales or other dispositions of assets (i) that do not constitute Asset Sales or (ii) made to Borrower or any Guarantor;

(c) Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales or series of related Asset Sales made within the same Fiscal Year, are less than $10,000,000 in aggregate; provided, that, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of such Person), (2) no less than one hundred percent (100%) thereof shall be paid in Cash unless otherwise approved by the Requisite Lenders, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d) Investments made in accordance with Section 6.6;

(e) sales of Accounts in the ordinary course of business pursuant to Borrower’s Customer Agreements; provided, that in each case, the parties to a Customer Agreement shall have entered into a consent agreement with Borrower and Collateral Agent, in form and substance reasonably satisfactory to Collateral Agent, which provides, among other things, that all payments due and owing to Borrower under such customer agreement shall be directly deposited in a blocked account under the control of the Collateral Agent;

(f) issuance of Capital Stock pursuant to employee benefit plans.

6.9 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10 Sales and Lease Backs. Except in connection with Asset Sales permitted pursuant to Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.11 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between any Credit Parties otherwise permitted hereunder; (c) reasonable compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.11 or permitted under Section 6.21; provided, further, however, notwithstanding the foregoing, neither Holdings nor any of its Subsidiaries shall pay any management or similar fees, or any other fees or payments to any Affiliate of Holdings except to the extent permitted under Section 6.21. Holdings shall disclose in writing each transaction with any holder of ten percent (10%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Administrative Agent.

6.12 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date or any business reasonable related or ancillary thereto.

6.13 Intentionally Omitted.

6.14 Amendments or Waivers of Certain Contractual Obligations. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, replacement, refinancing, supplement or other modification to, or waiver or termination of any of its material rights under any Material Contract if such amendment, restatement, replacement, refinancing, supplement or other modification or waiver or termination would be adverse to the Agents or the Lenders, in each case, after the Closing Date without obtaining the prior written consent of the Administrative Agent and the Requisite Lenders to such amendment, restatement, replacement, refinancing, supplement or other modification or waiver or termination.

6.15 Customers and Suppliers. Each Credit Party shall use reasonable best efforts to prevent the termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Credit Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Credit Party are individually or in the aggregate material to the business or operations of such Credit Party, or (ii) any Credit Party, on the one hand, and any material supplier thereof, on the other hand.

6.16 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31, except that NRF’s fiscal year shall end on November 30th.

6.17 Deposit Accounts. No Credit Party shall establish or maintain a Deposit Account that is not a Blocked Account and no Credit Party will deposit proceeds in a Deposit Account which is not a Blocked Account.

6.18 Amendments to Organizational Agreements. No Credit Party shall substantively amend or permit any substantive amendments to any Credit Party's Organizational Documents.

6.19 Prepayments of Certain Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, and (ii) Indebtedness secured by a Permitted Liens if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8.

6.20 Issuance of Capital Stock. Other than Holdings, no Credit Party shall not, nor shall it permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of its Capital Stock. No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Capital Stock. No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Capital Stock.

6.21 Affiliate Payments. Except as set forth on Schedule 6.21, no Credit Party shall pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.

6.22 Nuevo Laredo. At no time shall Proliance International de Mexico SA de CV own assets in excess of $2,000,000 (excluding any intercompany receivables and other intercompany assets) or generate any revenue in excess of $5,000,000 (excluding any revenue from sales to Holdings).

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. (a) Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) (collectively, the “Guaranteed Obligations”).

(b) Each Guarantor indemnifies each Beneficiary immediately on demand against any costs, loss or liability suffered by that Beneficiary if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Beneficiary would otherwise have been entitled to recover.

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, that, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against

Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Holdings or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other

Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Interest Rate Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13 Taxes. The provisions of Section 2.19 shall apply, mutatis mutandi, to the Guarantors and payments thereby.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower or any other Credit Party to pay (i) when due the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Agent Advance or Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on any Agent Advance or any Loan or any fee or any other amount due hereunder.

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in a principal amount of $250,000 or more, individually or in the aggregate, beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Holdings or any of its Subsidiaries or Holdings to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or any Event of Default under and as defined in the Equity Investor Loan Documents shall occur; or in the Bond Indenture; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.8, 5.9, 5.15, 5.16, 5.17, 5.18, 5.19 or 5.20 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (to the extent not otherwise qualified as to materiality) as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by Holdings of notice from any Agent, Borrowing Base Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable Federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount, individually or in the aggregate in excess of $250,000 at any time, (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $250,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Internal Revenue Code or under ERISA; or

(k) Environmental Liabilities. Any Credit Party or any of its Subsidiaries shall be liable for any environmental liabilities or related costs the payment of which could reasonably be expected to have a Material Adverse Effect; or

(l) Change of Control. A Change of Control shall occur; or

(m) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with an aggregate fair market value in excess of $250,000 purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(n) Proceedings. The indictment of any Credit Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Credit Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(o) Cessation of Business. (i) Any Credit Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; (ii) any other cessation of a substantial part of the business of Holdings or any of its Subsidiaries for a period which materially and adversely affects Holdings or any of its Subsidiaries; or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at a Facility, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(p) Negative Pledge. NRF, NRF (UK) and/or any of their Subsidiaries, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its or their assets or properties, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties (other than, in each case, in favor of the Collateral Agent, for the benefit of the Agents, Borrowing Base Agent and the Lenders); or

(q) Material Adverse Effect. An event or development occurs that could reasonably be expected to have a Material Adverse Effect.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of Administrative Agent to procure, or the Issuing Bank to issue, any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, that the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct the Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrower's reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to Administrative Agent, equal to one hundred and five percent (105%) of the Letter of Credit Usage at any time prior to the stated expiry of all outstanding Letters of Credit.

SECTION 9. AGENTS

9.1 Appointment of Agents. Silver Point is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Silver Point, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Wachovia Capital Finance Corporation (New England) is hereby appointed Borrowing Base Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Wachovia Capital Finance Corporation (New England), in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Silver Point is hereby appointed Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Silver Point to act as its agent in accordance with the terms hereof and the other Credit Documents. In each case, such appointment and authorization includes, without limitation, the authority to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Credit Document and to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Credit Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Credit Document. Each

Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have or be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectiblity or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent and Borrowing Base Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance with the Pledge and Security Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document or, in the case of the Borrowing Base Agent, in accordance with the terms of this Agreement.

(c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Credit Party for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries, without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Tranche A Term Loan and/or Revolving Loans on the Closing Date, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided further, that this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Agents.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent and Collateral Agent. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent and Collateral Agent gives notice of its resignation, then the retiring Administrative Agent and Collateral Agent may, on behalf of the Lenders and the Issuing Bank appoint a successor Administrative Agent and Collateral Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate or Related Fund of Silver Point without the prior written consent of, or prior written notice to, any Credit Party or any Lender; provided, that the Credit Parties and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

(c) Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d) Borrowing Base Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Borrowing Base Agent. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Borrowing Base Agent gives notice of its resignation, then the retiring Borrowing Base Agent may, on behalf of the Lenders and the Issuing Bank appoint a successor Borrowing Base Agent from among the Lenders. Upon the acceptance of any appointment as Borrowing Base Agent hereunder by a successor Borrowing Base Agent, that successor Borrowing Base Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Borrowing Base Agent and the retiring Borrowing Base Agent shall promptly (i) transfer to such successor Borrowing Base Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Borrowing Base Agent under the Credit Documents, and (ii) execute and deliver to such successor Borrowing Base Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Borrowing Base Agent of the security interests created under the Collateral Documents, whereupon such retiring Borrowing Base Agent shall be discharged from its duties and obligations hereunder. After any retiring Borrowing Base Agent’s resignation hereunder as Borrowing Base Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Borrowing Base Agent hereunder.

9.8 Collateral Matters, Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further irrevocably authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(c) Subject to the terms of any separate written agreement among the Agents and the Lenders, either of Administrative Agent and Collateral Agent may from time to time make such disbursements and advances (“Agent Advances”) in an amount not to exceed $1,0000,000 in the aggregate which such Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans, Letter of Credit Usage and other Obligations or to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.2 and Section 10.3. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Base Rate Loans. The Agent Advances shall constitute Obligations hereunder which may be charged to the Administrative Agent Loan Account in accordance with Section 2.15(f). Without limitation to its obligations pursuant to Section 9.3, each Lender agrees that it shall make available to the Agent making such Agent Advances, upon such Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance; provided, that any Lender with a Revolving A Commitment or holding Revolving A Loans shall not be required to make such amount available if such amount plus the amount of such Lender’s outstanding Agent Advances plus such Lender’s Pro Rata Share of the Total Utilization of Revolving A Commitments would exceed such Lender’s Revolving A Commitment; provided, however, that if such Lender with a Revolving A Commitment or holding Revolving A Loans does not make such amount available, each other Lender shall make available to such Agent an additional amount equal to its Pro Rata Share of such amount not made available by a Lender with a

Revolving A Commitment or holding Revolving A Loans. If such funds are not made available to the Agent making such Agent Advances by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Base Rate.

9.9 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice or a Conversion/Continuation Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by Administrative Agent.

(b) Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET,

EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Delivery Via Platform. Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

9.10 Proofs of Claim. The Lenders and each Credit Party hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party or any of the Guarantors, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any of Credit Party or any other Person) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and other Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to, subject to Section 2.15(h), pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize

Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

9.11 Agents and Arrangers. Except as otherwise set forth herein, no arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Credit Document) other than those applicable to all Lenders as such. Without limiting the foregoing, no such arrangers shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any arranger in deciding to enter into this Agreement and each other Credit Document to which it is a party or in taking or not taking action hereunder or thereunder.

SECTION 10. MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Issuing Bank, Borrowing Base Agent or an Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to any Issuing Bank, Agent or Borrowing Base Agent shall be effective until received by Issuing Bank, such Agent or Borrowing Base Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable costs of furnishing all opinions by counsel for the Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents and Borrowing Base Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Credit Party; (d) all the actual costs and expenses of creating and perfecting (or the non-U.S. equivalent) Liens in favor of Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.19(c) and (d), search fees, title insurance premiums and fees, expenses and disbursements of counsel to each Agent and Borrowing Base Agent and of counsel providing any opinions that any Agent, Borrowing Base Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external; (f) all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and costs and expenses incurred by each Agent and Borrowing Base Agent in connection with due diligence, the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (h) reasonable out of pocket expenses incurred by any Agent and Borrowing Base Agent in connection with having the Loans rated by one or more rating agencies; and (i) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent, Borrowing Base Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Borrowing Base Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives, attorneys, advisors and agents of each Agent, Borrowing Base Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF EACH CREDIT PARTY AND EACH CREDIT PARTY AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents, Borrowing Base Agent, Issuing Bank and their respective Affiliates, directors, employees, representatives, attorneys, advisors or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, Issuing Bank and their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of such Credit Party (in whatever currency) against and on account of the obligations and liabilities of such Credit Party to such Lender hereunder, the participations in any L/C Funding Support and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto and participations in any L/C Funding Support or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans Guaranteed or any amounts in respect of any L/C Funding Support or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, Administrative Agent and the Requisite Lenders or (ii) in the case of any other Credit Document, Administrative Agent and, if party thereto, the Collateral Agent, in each case, with the consent of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note of such Lender;

(ii) waive, reduce or postpone any scheduled repayment due such Lender, any mandatory prepayment due such Lender pursuant to Section 2.13 or any right of such Lender to waive a prepayment due such Lender pursuant to Section 2.13;

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Rate” and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 (each of which may be affected by consent of the Requisite Lenders)) or any fee, in each case, payable hereunder to such Lender;

(v) extend the time for payment of any such interest or fees to such Lender;

(vi) reduce the principal amount of any Loan or any reimbursement or other funding obligation in respect of any Letter of Credit of such Lender;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided, however, that the Fee Letter may be amended or modified, or the rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender and the Administrative Agent; provided, that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3 without the written consent of Administrative Agent and of Issuing Bank; or

(iii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, Issuing Bank or Borrowing Base Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, Issuing Bank or Borrowing Base Agent, in each case without the consent of such Agent, Issuing Bank or Borrowing Base Agent, as applicable.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, Borrowing Base Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Registers. The Credit Parties, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Registers as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Registers as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Registers as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Registers as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Registers and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, on a pro rata basis only, with respect to all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $2,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $2,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Tranche A Term Loans of the assigning Lender) with respect to the assignment of Tranche A Term Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States Federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(e). In addition, each assignee of a Lender shall execute an acknowledgment to the agreement among lenders entered into between the Lenders, the Agents and the Borrowing Base Agent on the Closing Date.

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the

Securities Act or the Exchange Act or other Federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, that anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation (a “Participant”), other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating. Each Credit Party agrees that each Participant shall be entitled, through the participating Lender, to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, that (i) a Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) a Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 2.19 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Credit Parties and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, Borrower or Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.16, 2.17, 2.18, 2.19, 10.2, 10.3 and 10.4, shall be considered a Lender. Borrower shall not be required to pay any amount under Sections 2.16, 2.17, 2.18, 2.19, 10.2, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to a SPC.

10.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, Borrowing Base Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, Borrowing Base Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11 Marshalling; Payments Set Aside. Neither any Agent, Borrowing Base Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or Federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.16 CONSENT TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(z) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE

CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS, BORROWING BASE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18 Confidentiality. Each Lender shall hold all non-public information regarding Holdings and its Subsidiaries and their businesses clearly identified as such by Holdings and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Agent or Borrowing Base Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents, Borrowing Base Agent or any Lender, (iv) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 10.18 or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party, and (vi) disclosures required or requested by any governmental agency or examiner or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, in consultation with Borrower, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media.

10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any

Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Holdings and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.22 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

10.23 Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates.

10.24 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

10.25 Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, such Credit Party shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

10.26 Power of Attorney. If a party to this Agreement represented by an attorney or attorneys in connection with the execution of any Credit Document, and the relevant power of attorney is expressed to be governed by Netherlands laws, such choice of law is hereby accepted by the other party in accordance with article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:
PROLIANCE INTERNATIONAL, INC.
By:	/s/ Richard A. Wisot
Name: Richard A. Wisot Title: Vice President

GUARANTORS:
AFTERMARKET LLC
By:	/s/ Richard A. Wisot
Name: Richard A. Wisot Title: Vice President

AFTERMARKET DELAWARE CORPORATION
By:	/s/ Richard A. Wisot
Name: Richard A. Wisot Title: Vice President

SILVER POINT FINANCE, LLC,
as Administrative Agent, Lead Arranger and Collateral Agent
By:	/s/ Michael A. Gatto
Name: Michael A. Gatto Title: Authorized Signatory

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND),
as Borrowing Base Agent and a Lender
By:	/s/ Willis A. Williams
Name: Willis A. Williams Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Issuing Bank
By:	/s/ Willis A. Williams
Name: Willis A. Williams Title: Vice President

SPF CDO I, LTD.
By:	/s/ Richard Petrilli
Name: Richard Petrilli Title: Authorized Signatory

SPCP GROUP, L.L.C.
By:	/s/ Richard Petrilli
Name: Richard Petrilli Title: Authorized Signatory

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Tranche A Term Loan Commitments

Lender	Tranche A Term Loan Commitment	Pro Rata Share
SPCP Group, L.L.C.	$37,500,000	75%
SPF CDO I, Ltd.	$12,500,000	25%
Total	$50,000,000	100%

Appendix A-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving A Commitments

Lender	Revolving A Commitment	Pro Rata Share
Wachovia Capital Finance Corporation (New England)	$25,000,000	100%
Total	$25,000,000	100%

Appendix A-2

APPENDIX A-3

TO CREDIT AND GUARANTY AGREEMENT

Revolving B Commitments

Lender	Revolving B Commitment	Pro Rata Share
SPCP Group, L.L.C.	$18,750,000	75%
SPF CDO I, Ltd.	$6,250,000	25%
Total	$25,000,000	100%

Appendix A-3

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

PROLIANCE INTERNATIONAL, INC.

100 Gando Drive

New Haven, Connecticut 06513

Attention: Richard A. Wisot

Facsimile: (203) 865-3723

with copies to:

Jones Day

222 East 41st Street

New York, New York 10017

Attention: James J. Salerno, Esq.

Facsimile: (212) 755-7306

Appendix B-1

SILVER POINT FINANCE, LLC

as Administrative Agent and Collateral Agent

Silver Point Finance, LLC

Two Greenwich Plaza, 1st Floor

Greenwich, CT 06830

Attention: Portfolio Manager

Telecopier: (203) 542-4300

SPF CDO I, LTD.

as Lender

c/o Silver Point Capital, L.P.

Two Greenwich Plaza, 1st Floor

Greenwich, CT 06830

Attention: Nancy Weir

Phone: 203-542-4469

Telecopier: 203-738-1014

Email: creditadmin@silverpointcapital.com

Ref: Proliance

SPCP Group, L.L.C.

as Lender

2 Greenwich Plaza

1st Floor

Greenwich, CT 06830

Attention: Nancy Weir

Phone: 203-542-4469

Telecopier: 203-286-2139

Email: creditadmin@silverpointcapital.com

Ref: Proliance

with copies to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Appendix B-2

Attention: Frederic L. Ragucci, Esq.

Telecopier: (212) 593-5955

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND)

as Lender and Borrowing Base Agent

One Post Office Square, Suite 3600

Boston, MA 02109

Attention: Willis Williams, Vice President

Phone: 617-338-1998

Telecopier: 617-338-1497

WACHOVIA BANK, NATIONAL ASSOCIATION

as Issuing Lender

One Post Office Square, Suite 3600

Boston, MA 02109

Attention: Willis Williams, Vice President

Phone: 617-338-1998

Telecopier: 617-338-1497

Appendix B-3